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                                                                  Exhibit 10.26


                                  OFFICE LEASE

                                     between

                         HUB PROPERTIES TRUST, Landlord

                                       and

                            REAL MEDIA, INC., Tenant

                                  for space at

                               580 VIRGINIA DRIVE

                          FORT WASHINGTON, PENNSYLVANIA

                              Date: January 5, 2000


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                                TABLE OF CONTENTS

     SECTION                                            PAGE
1.     Definitions........................................1
2.     Premises; Use; Security............................3
3.     Term...............................................5
4.     Rent...............................................8
5.     Real Estate Taxes..................................9
6.     Operating Expenses................................13
7.     Improvement of the Premises.......................19
8.     Services..........................................25
9.     Limitation Regarding Services.....................27
10.    Care of Premises..................................28
11.    Negative Covenants of Tenant......................31
12.    Subletting and Assigning..........................36
13.    Fire or Other Casualty............................39
14.    Release and Indemnity.............................43
15.    Insurance.........................................44
16.    Eminent Domain....................................47
17.    Default and Remedies..............................48
18.    Subordination.....................................53
19.    Holding Over......................................54
20.    Notices...........................................55
21.    Certain Rights Reserved to the Landlord...........55
22.    [Intentionally omitted.]..........................57
23.    Use and Occupancy Tax and Miscellaneous Taxes.....57
24.    Excepted from Premises............................58
25.    Mechanics' and Other Liens........................58
26.    Estoppel Statement................................59
27.    Covenant of Quiet Enjoyment.......................60
28.    Brokers...........................................60
29.    Limitations on Liability..........................60
30.    Miscellaneous.....................................62




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                               AGREEMENT OF LEASE

     THIS IS AN AGREEMENT OF LEASE (hereinafter "Lease") made as of the 5th day of January, 2000, by and between HUB PROPERTIES TRUST, a Maryland real estate investment trust (herein called "Landlord"), and REAL MEDIA, INC., a corporation formed under the laws of Delaware (herein called "Tenant").

                                   BACKGROUND

     A. Landlord desires to lease to Tenant the premises identified in this Lease under the terms and conditions herein set forth.

     B. Tenant desires to lease and accept from Landlord the premises identified in this Lease under the terms and conditions herein set forth.

                                   AGREEMENTS

     IN CONSIDERATION of the Background, and the mutual covenants and agreements herein set forth, and other good, valuable and sufficient consideration received, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Definitions.

        Additional Rent. The term "Additional Rent" or "additional rent" shall mean all sums payable under this Lease for any purpose, whether or not they are expressly designated as "Additional Rent" or "additional rent" or would otherwise be considered rent, other than Minimum Rent.

        Affiliate. The term "affiliate" of any entity, corporation, partnership or limited liability company shall mean any other entity, corporation, partnership or limited liability company controlling, controlled by, or under common control with the former.

        Base Year. The term "Base Year" shall mean calendar year 2000.

        Building. The term "Building" shall mean that certain commercial office building and related improvements presently known as and located at 580 Virginia Drive in Fort Washington, Pennsylvania.

        Business Day. The term "Business Day" or "business day" shall mean Monday through Friday, except Holidays. All references to a period of days in this Lease shall be deemed to refer to calendar days unless the term "Business Day or business day" is used.

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        Business Hours. The term "Business Hours" shall mean 8:00 A.M. to 6:00
P.M., Monday through Friday, and 8:00 A.M. to 1:00 P.M. on Saturday, Holidays excepted.

        Construction Allowance. The term "Construction Allowance" shall mean the sum of $7.00 per Rentable Square Foot of the Premises, to be applied as set forth in Section 7.8 below.

        Holidays. The term "Holidays" shall mean President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, New Year's Day and all union holidays of workers employed by Landlord at the Building.

        Land. The term "Land" shall mean the parcel or parcels of real property on which the Building is located.

        Landlord. The term "Landlord" shall mean that entity named on page 1 of this Lease and any subsequent owner of such Landlord's interest in the Property, as well as their respective heirs, personal representatives, successors and assigns, all subject to the provisions of Section 29 hereof.

        Lease Interest Rate. The term "Lease Interest Rate" shall mean the lesser of (A) the Prime Rate in effect from time to time plus four percent (4%), or (B) the maximum amount or rate that Landlord may lawfully charge Tenant in the circumstances if such a maximum exits.

        Manager. The term "Manager" shall mean REIT Management & Research, Inc., having an address at 400 Centre Street, Newton, Massachusetts 02458, or such other party or such other address as Landlord may designate, from time to time, by written notice to Tenant.

        Permitted Use. The term "Permitted Use" shall mean use only for commercial offices (and offices for the clerical and other staff providing support services necessarily attendant thereto), consistent with the character of the Building, and for no other purpose.

        Prime Rate. The term "Prime Rate" shall mean the reference rate of interest as reported in the Wall Street Journal or its successor; if such reference rate is discontinued or no longer quoted, then such comparable rate as Landlord reasonably designates by notice to Tenant.

        Property. The term "Property" shall mean the Land and the Building together.

        Rentable Area. The term "Rentable Area" for any space in the Building hereunder shall mean the total Rentable Square Feet contained in such space as calculated by Landlord.

        Rentable Square Feet. The terms "Rentable Square Foot", "Rentable Square Feet" and "Rentable Square Footage" shall refer to the rentable square footage of any space leased by Tenant hereunder as calculated by Landlord.

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     2. Premises; Use; Security.

        2.1. Premises. Landlord hereby leases to Tenant, and Tenant hereby leases and rents from Landlord, on the terms and subject to the conditions herein set forth, all Rentable Area on the second floor of the Building, agreed to consist of approximately 16,820 Rentable Square Feet, being generally illustrated on the floor plan attached hereto as Exhibit "A" (the "Premises"). Solely for ease of reference, portions of the Premises are referred to in this Lease as, respectively, Phase I and Phase II (the "Phases"; each a "Phase"), as follows (both Phases are also identified on Exhibit "A" attached hereto):

        Phase                Area of Phase

        I                    13,357 Rentable Square Feet

        II                   3,463 Rentable Square Feet

Notwithstanding the references in this Lease to the Phases, the Premises is hereby leased to Tenant as an undivided whole (with staggered Rent Commencement Dates as hereinafter set forth). Accordingly, a breach by Tenant of any of its obligations under this Lease with respect to either Phase (including, without limitation, the payment of Rent) shall constitute a breach by Tenant with respect to the entire Premises.

        2.2. Use. Tenant shall not use or occupy, or permit or suffer to be used or occupied, the Premises or any part thereof, other than for the Permitted Use.

             2.2.1. The Permitted Use shall not include, and Tenant shall not use, or permit the use of, the Premises or any part thereof for: (a) sale of wine, ale, beer or other alcoholic beverages kept in the Premises; (b) sale at wholesale or retail of any other products or materials kept in the Premises, by vending machines (except to Tenant's employees and business guests) or otherwise, or demonstrations to the public, or as a restaurant or bar, or for the sale of candy, food cigarettes, cigars, tobacco, newspapers, magazines, beverages or similar items, or for the preparation, dispensing or consumption of food or beverages in any manner whatsoever (except to Tenant's employees and business guests); (c) manufacturing or printing; (d) rendition of medical, dental or other diagnostic or therapeutic services, except that Tenant shall have the right to employ a resident nurse for Tenant's employees normally working at the Premises; (e) conduct or maintenance of any gambling or gaming activities or any political activities or any club activities, whether private or public, or a school of any kind or an employment or placement agency; (f) the offices or business of a governmental or quasi-governmental bureau, department or agency, foreign or domestic, including an autonomous governmental corporation or diplomatic or trade mission; (b) a retail banking, trust company, depository, guarantee or safe deposit business; (h) a retail savings bank, savings and loan association or loan company; (i) sale of travelers checks, money orders, drafts, foreign exchange or letters of credit or the receipt of money for transmission;
(j) a stockbroker's or dealer's office or for the underwriting or sale of


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securities; (k) an employment agency, executive search firm or similar enterprise, labor union, school or vocational training center; (l) a barber shop or beauty salon; or (m) a travel agency.

             2.2.2. Tenant shall not use, occupy or permit the Premises or any part thereof to be used in any manner, or permit anything to be brought into or kept therein, which would (a) violate any laws or the certificate of occupancy for the Building, (b) make unobtainable from reputable insurance companies authorized to do business in Pennsylvania at standard rates "all risk" casualty insurance coverage or liability, elevator, boiler or other insurance, (c) constitute a public or private nuisance, (d) adversely affect the appearance, character or reputation of the Building as a first-class office building, or (e) violate exclusive rights granted to other tenants of the Building under their leases of which Landlord shall have given Tenant written notice.

             2.2.3. If any governmental license or permit, other than a certificate of occupancy of the entire Building, shall be required for the proper and lawful conduct of Tenant's business in the Premises and if failure to secure such license or permit would in any way adversely affect Landlord the Building, then Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same to Landlord for inspection. Tenant shall at all times comply with the terms and conditions of each such license and permit, but in no event shall Tenant's failure to procure or maintain such license or permit relieve Tenant form its obligations hereunder.

        2.3. Right of First Offer. Landlord hereby grants to Tenant a right of first offer to lease from Landlord during the Term of this Lease, as extended, all (but not less than all) rentable space that becomes available for tenancy in the Building excluding only rentable space (a) with respect to which the existing tenant occupying same desires to exercise a renewal option or negotiate a new lease and (b) with respect to which a then existing tenant of the Building has an expansion option (which shall not be deemed to include a right of first refusal or a right of first offer) entitling it to lease such space (such rentable space being herein referred to as the "Available Space"), on the following terms and conditions: In the event that all or any portion of the Available Space becomes available for Lease for a term commencing prior to the end of the Term of this Lease, Landlord shall offer such space to Tenant on the same terms and conditions as Landlord would propose to an unrelated third party for such space, for a lease commencing at or approximately at the time the Available Space, or portion thereof, will be available for occupancy. Landlord's offer shall take the form of a written notice to Tenant setting forth the Rentable Area of the portion of the Available Space proposed to be leased, the date it is expected to be available, the proposed terms and conditions of lease and a floor plan of the space in question (an "Offer"). Tenant shall have ten
(10) business days following receipt of an Offer within which to deliver written notice to Landlord agreeing to lease the Available Space on the terms of the Offer. If Tenant timely delivers such notice, the parties will execute an amendment of this Lease containing the terms of the Offer within twenty (20) days thereafter. If Tenant does not deliver such notice to Landlord within ten
(10) business days as aforesaid, Landlord may thereafter complete the leasing of the Available Space to any third party, and Tenant's right


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under this Section 2.3 to lease the portion of the Available Space referenced in the rejected Offer shall irrevocably terminate for the duration of the Term. Notwithstanding the foregoing, the right of first offer herein contained shall not be effective during the last twelve (12) calendar months of the Term unless Tenant shall have exercised any applicable option to renew contained in Section 3, below, which is exercisable during such twelve (12) month period.

        2.4. Security. During the period following the Rent Commencement Date (defined in Section 3.1 hereof) for Phase I that the existing tenant occupying Phase II on the date of this Lease (the "Phase II Tenant") remains within Phase II, Landlord agrees to be responsible for maintaining the security of Phase I against intrusions by the Phase II Tenant or its employees through the two (2) doors which presently connect Phase I with Phase II.

     3. Term.

        3.1. Duration. The term of this Lease (the "Term") shall commence on that date (the "Lease Commencement Date") which is the date Tenant or anyone claiming under or through Tenant first enters the Premises or any portion thereof for purposes of occupying same for any reason or performing any work or services therein. As used herein, the term "Rent Commencement Date", with respect to Phase I, means the earlier of (a) the third (3rd) business day following the date of Substantial Completion (as defined in Section 3.2 hereof) of that Phase, or (b) the date Tenant or anyone claiming under or through Tenant first occupies or takes possession of that Phase or any portion thereof for purposes of conducting the Permitted Use therein, and the term "Rent Commencement Date", with respect to Phase II, means December 1, 2000. The Term shall continue until that date (the "Termination Date") which is the last day of the sixth (6th) Lease Year, unless sooner terminated. Landlord shall endeavor to inform Tenant, at least thirty (30) days prior thereto, of the estimated date of Substantial Completion of Phase I if different from the estimate set forth in
Section 3.2 hereof. The "First Lease Year" shall be the twelve (12) month period commencing on the Rent Commencement Date for Phase I, if such Rent Commencement Date is the first day of a calendar month, or, if the Rent Commencement Date for Phase I is other than on the first day of a calendar month then the period commencing on the Rent Commencement Date for Phase I and continuing through the last day of the twelfth full calendar month thereafter. Each "Lease Year" after the First Lease Year shall be a consecutive twelve (12) month period commencing on the first day of the calendar month immediately following the preceding Lease Year. Tenant covenants that it shall accept possession of each Phase on the Rent Commencement Date for that Phase and thereafter continuously occupy the Premises, subject only to any rights of sublease or assignment herein contained, during the entire Term and any renewals thereof.

        3.2. Substantial Completion. The terms "Substantial Completion" or "Substantially Complete" shall mean, with respect to a particular Phase, that state of completion of the Tenant Work (hereinafter defined) for that Phase which will, except for any improvements or work to be performed by Tenant, allow Tenant to utilize the Phase for its intended purpose without material interference to the customary business activities of Tenant by reason of the


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completion of any work being performed by Landlord, provided Substantial
Completion cannot occur unless there is available to the Phase: (1) required utility services in reasonable quantities, (2) reasonable access through a ground floor entranceway of the Building and that portion of the lobby area of the Building leading from such entranceway to the elevators servicing the Premises; and (3) passenger elevator service servicing the Premises during business hours. Substantial Completion of a Phase shall be deemed to have occurred notwithstanding that minor or insubstantial details of construction, decoration or mechanical adjustment remain to be performed. The foregoing minor or insubstantial details are referred to in this Lease as "Punchlist Items". Landlord presently estimates that the date of Substantial Completion of Phase I will be December 15, 1999 . Landlord presently estimates that the date of Substantial Completion of Phase II will be November 15, 2000. The term "Substantial Completion Date" for a Phase shall mean the earlier of (i) the date on which the Tenant Work in that Phase is Substantially Complete or (ii) the date that such Tenant Work would have been Substantially Complete but for any Tenant Delay (defined in Subsection 7.4 hereof).

        3.3. Effect of Tenant Delay. Anything in Section 3.2 to the contrary notwithstanding, to the extent that the Rent Commencement Date of a Phase is delayed by reason of a delay in Substantial Completion of that Phase because of any Tenant Delay, the Rent Commencement Date of that Phase shall occur, and Tenant's obligations to pay Rent (including Real Estate Taxes and Operating Expenses) for that Phase under this Lease shall commence on that day on which, in Landlord's estimation, Substantial Completion of that Phase would have occurred but for such Tenant Delay. If Landlord has actual knowledge that Tenant Delay is occurring, Landlord agrees to give Tenant written notice thereof in a reasonably timely manner.

        3.4. Effect of Other Delays. If Substantial Completion of a Phase shall occur on a date later than the date set forth in Section 3.2 above, or if Landlord shall be delayed in the delivery of possession of a Phase to Tenant because repairs, improvements or decoration of the Premises or Building to be performed by Landlord are not completed, or for any other reason, whether or not within Landlord's control, Landlord shall not be subject to any liability to Tenant. If the delay was not attributable to Tenant Delay, the Rent reserved and covenanted to be paid herein for that Phase shall not commence and the Rent Commencement Date for that Phase shall not occur until possession of the Phase can be given to Tenant in the required state of Substantial Completion. No such failure to give possession shall in any other respect affect the validity of this Lease or any obligation of Tenant hereunder.

        3.5. Confirmation Memorandum. On or about the Rent Commencement Date for each Phase, Landlord shall prepare and Landlord and Tenant shall each promptly execute, acknowledge and deliver to one another a memorandum in form substantially as set forth in "Exhibit B" hereto, confirming the information set forth in such form (the "Confirmation Memorandum").

        3.6. Renewal Option. Tenant is hereby granted the option to extend the Term of this Lease, with respect to all of the Premises as then constituted, for one (1) consecutive

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additional period of five (5) years commencing on the day following the
Termination Date (referred to as a "Renewal Term"), upon the following terms and conditions:

             (i) No Event of Default shall have occurred during the Term of this Lease, either prior to Tenant's giving of its renewal notice to Landlord or at or prior to the commencement of the Renewal Term;

             (ii) Landlord shall have made a good faith determination that Tenant remains creditworthy;

             (iii) Tenant shall not have previously assigned this Lease or sublet all or any portion of the Premises;

             (iv) Tenant shall have delivered to Landlord written notice of Tenant's election to exercise this option not less than 270 days prior to the Termination Date;

             (v) all lease terms for the Renewal Term shall be the same as specified for the initial Term of this Lease, except that (a) there shall be no further option to renew or extend the Term of this Lease,
        (b) Landlord shall provide Tenant with a $50,000.00 refurbishment allowance at the commencement of the Renewal Term, payable within thirty
        (30) days following receipt of written request from Tenant accompanied by paid invoices or other evidence reasonably acceptable to Landlord of Tenant's having incurred and paid the sums sought to be reimbursed, which allowance shall be expended solely in reimbursement of costs and expenses incurred by Tenant in recarpeting, repainting, refurnishing and otherwise refurbishing the Premises during the first six (6) months of the Renewal Term (the "Refurbishment Allowance"), (c) apart from the Refurbishment Allowance, there shall be no Construction Allowance or other allowances or inducements payable by Landlord during the Renewal Term, and (d) Minimum Rent payable during the Renewal Term shall be the greater of (1) the escalating fair market value rent then being charged or quoted by Landlord for leases of comparable space in the Building for comparable terms commencing within one year prior to or after the commencement of the Renewal Term, or (2) the Minimum Rent payable by Tenant during the sixth (6th) Lease Year; and

             (vi) if Landlord and Tenant fail to agree as to all terms and sign an amendment to this Lease extending the Term for the Renewal Term as provided in this Section at least 230 days prior to the Termination Date, all time periods for Tenant herein being of the essence, then Tenant's option to extend the Term of this Lease for the Renewal Term shall lapse and this Section shall be of no further force or effect.

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Tenant's rights under this Section 3.6 are personal to the entity hereinabove named as "Tenant" and are non-transferable.

     4. Rent.

        4.1. Minimum Rent. Annual minimum rent for the Premises ("Minimum Rent") shall be as follows (as used in the following chart, the term "RSF" means "Rentable Square Foot"):

    First Lease Year                            $20.50 per RSF

    Second Lease Year                           $21.00 per RSF

    Third Lease Year                            $21.50 per RSF

    Fourth Lease Year                           $22.00 per RSF

    Fifth Lease Year                            $22.50 per RSF

    Sixth Lease Year, through                   $23.00 per RSF

    Termination Date

    Notwithstanding the foregoing, no Minimum Rent shall be payable with respect to Phase I hereunder during the first full calendar month following the Rent Commencement Date for Phase I. Minimum Rent for a given Phase shall be payable in equal monthly installments commencing on the Rent Commencement Date for that Phase and thereafter due on the first day of each month during the Term without demand, deduction or set-off, at the office of Manager; provided, however, that upon Tenant's execution of this Lease Tenant shall prepay to Landlord the first two (2) months of Minimum Rent owing for Phase I.

        4.2. Partial Month. If the Rent Commencement Date for a given Phase occurs on a day other than the first day of a month, Minimum Rent for that Phase from such day until the first day of the following month shall be prorated (on the basis of the number of days during the first month within the term of this Lease) and shall be payable, in advance, on the Rent Commencement Date for that Phase.

        4.3. Rent Acceptance. If Landlord, at any time or times, shall accept Minimum Rent or any other sum due to it hereunder after the same shall become due and payable, such acceptance shall not excuse delay upon subsequent occasions, or constitute, or be construed as, a waiver of any of Landlord's rights hereunder.

        4.4. Additional Rent. All sums payable by Tenant under this Lease, whether or not stated to be rent, Minimum Rent or Additional Rent or otherwise denominated (hereinafter

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collectively referred to as "Rent"), shall be collectible by Landlord as rent and in the event of a default in payment thereof Landlord shall have the same rights and remedies as for a failure to pay Minimum Rent (without prejudice to any other right or remedy available therefor).

        4.5. Late Charge. If any payment of Rent (including, without limitation, all Minimum Rent and all Additional Rent) or any part thereof to be made by Tenant to Landlord pursuant to the terms of this Lease shall become overdue for a period in excess of five (5) days, a late charge of Five Cents ($0.05) for each dollar so overdue shall be paid by Tenant for the purpose of defraying the expense incident to handling such delinquent payment, together with interest from the date such payment or part thereof was due, at the Lease Interest Rate. Notwithstanding the foregoing, Landlord agrees to credit the aforesaid late charge toward payment of the first interest falling due hereunder with respect to the same overdue payment of Rent. Nothing herein or in the imposition or acceptance of a late charge by Landlord shall be construed as a waiver of any rights of Landlord arising out of any default of Tenant; the right to collect any late charge or interest is separate and apart from any rights or remedies of Landlord relating to any default by Tenant.

        4.6. Independent Covenant; Survival. Tenant's covenant to pay all Rent hereunder is independent of any other covenant, agreement, term or condition of this Lease. Without limiting the other obligations of Tenant which shall survive the expiration of the term hereof, the obligation of Tenant to pay Rent shall survive the expiration of the Term hereof.

        4.7. Phase II Early Occupancy Rent. Notwithstanding anything to the contrary elsewhere contained in this Lease, if Tenant shall occupy all or any portion of Phase II for purposes of conducting the Permitted Use therein prior to the Rent Commencement Date for Phase II, then commencing on the first day of such occupancy and ending on the day prior to the Rent Commencement Date for Phase II, Tenant shall pay to Landlord, in lieu of Minimum Rent (a) Landlord's charge for consumption of electricity within Phase II, to be determined and payable in accordance with Section 8.8.1 hereof, and (b) 7.33% of that portion of Real Estate Taxes and Operating Expenses (as such terms are defined in Sections 5 and 6 hereof) allocable to such period of occupancy (to be reasonably prorated by Landlord based on the actual number of days of occupancy), calculated by Landlord without reference to the Base Year, and payable by Tenant to Landlord monthly, in arrears, within thirty (30) days following receipt of Landlord's reasonably itemized bill. In the event of such early occupancy, within a reasonable time following the end of calendar year 2000 Landlord shall deliver to Tenant a statement reflecting the actual Real Estate Taxes and Operating Expenses for the Building and Tenant's share thereof for the period of early occupancy of Phase II, and if such figures differ from the sums actually paid by Tenant hereunder, Landlord shall provide Tenant a credit against Minimum Rent for any overpayment or Tenant shall pay to Landlord within thirty (30) days the amount of any underpayment, as the case may be.

    5. Real Estate Taxes.

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        5.1. Definitions. As used in this Section 5, the following terms shall be defined as hereinafter provided:

             5.1.1. "Real Estate Taxes" shall mean all taxes, liens, charges, imposts and assessments of every kind and nature, ordinary or extraordinary, foreseen or unforeseen, general or special, levied, assessed or imposed by any governmental authority with respect to the Property, as well as all fees or assessments payable on account of the Property being located in the Fort Washington Special Services District, as well as all that portion of the Business Privilege Tax of the City of Fort Washington which is based upon gross "receipts" with respect to the Property and not upon "net income" with respect to the Property, any income or gross receipts tax which is limited to income from real property, miscellaneous taxes (other than Real Estate Taxes) applicable to or assessed by reason of the ownership of the Property and any taxes imposed on personal property in the Building owned by Landlord and used in connection with the Property. Notwithstanding the foregoing:

                    5.1.1.1. if at any time during the Term of this Lease the present system of ad valorem taxation of real property shall be changed or supplemented so that in lieu of or in addition to the ad valorem tax on real property there shall be assessed on Landlord or the Property any tax of any nature which is imposed in whole or in part, in substitution for, addition to, or in lieu of any tax which would otherwise constitute a Real Estate Tax, such tax shall be included within the term "Real Estate Taxes," but only to the extent that the same would be payable if the Property were the only property of Landlord. Such tax may include, but shall not be limited to, a capital levy or other tax on the gross rents or gross receipts with respect to the Property, or a federal, state, county, municipal or other local income, franchise, profit, excise or similar tax, assessment, levy or charge measured by or based, in whole or in part, upon any such gross rents or gross receipts;

                    5.1.1.2. Real Estate Taxes shall also encompass all of Landlord's expenses, including but not limited to attorney's fees and expenses, incurred by Landlord in any effort to minimize Real Estate Taxes whether by contesting proposed increases in assessments, applying for the benefit of any tax abatement program available for the Property, appealing the denial of any such tax abatement, or contesting any challenge to the validity of any tax abatement program or its applicability to the Property or by any other means or procedures appropriate in the circumstances; provided, however, that under no circumstances shall Landlord have any obligation to undertake any contest, appeal or other procedure to minimize Real Estate Taxes or to obtain or maintain the benefits of any tax abatement program for the Property; and

                    5.1.1.3. except as otherwise provided in Subsection 5.1.1.1 above, there shall be excluded from Real Estate Taxes all net income, excess profit, excise, franchise, estate, succession and inheritance taxes, penalties due to Landlord's lateness or failure to pay taxes when due and transfer taxes imposed on Landlord.

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              5.1.2. "Tenant's Tax Share" shall be that percentage of Real
Estate Taxes which is equal to the ratio of the Rentable Area of the Premises (as the same may change from time to time) to the total Rentable Area contained in the Building. As of the date of this Lease, Tenant's Tax Share for the entire Premises is 35.60%, and Tenant's Tax Share for Phase I is 28.27%.

              5.1.3. "Tax Year" shall mean each calendar year, or such other period of twelve (12) months as now or hereafter may be duly adopted as the fiscal year for real estate tax purposes of the governmental unit in which the Property is located, occurring during the term of this Lease.

              5.1.4. "Tax Statement" shall mean a statement provided by Landlord, setting forth: (a) the Real Estate Taxes for any Tax Year, (b) Tenant's Tax Payment (defined in Section 5.2) owing on account thereof, prorated if only a part of the Tax Year falls within the Term of this Lease; and (c) the amount by which the Tenant's Tax Payment exceeds (or is less than) payments made by Tenant pursuant to Sections 5.2.2 and 5.2.3 below for the specified Tax Year or portions thereof.

        5.2. Payment of Tenant's Tax Payment. During each Tax Year subsequent to the Base Year, Tenant shall pay to Landlord, as additional rent hereunder, an amount equal to Tenant's Tax Share of the total dollar increase, if any, in Real Estate Taxes for such year over Real Estate Taxes for the Base Year (taking into account any abatement of Real Estate Taxes which benefited the Property during the Base Year or such subsequent year), prorated for any partial Tax Year within the Term ("Tenant's Tax Payment"). Tenant's Tax Payment for each year shall be paid as follows:

             5.2.1. After receipt of a Real Estate Tax bill, Landlord shall furnish Tenant a Tax Statement as hereinabove defined. Within thirty (30) days following the receipt of such Tax Statement, Tenant shall pay to Landlord the amount, if any, by which the Tenant's Tax Payment for such Tax Year exceeds the total amount, if any, of payments made pursuant to Subsection 5.2.3 below on account of the Tenant's Tax Payment as shown on the Tax Statement.

             5.2.2. Notwithstanding the foregoing Section 5.2.1, if at any time after execution of this Lease Landlord receives a Real Estate Tax bill for taxes in excess of the Real Estate Taxes for the preceding Tax Year or a notice of any governmental action which could effect an increase in Real Estate Taxes over the Real Estate Taxes for the preceding Tax Year including, but not limited to, notice of any increase in assessment or of a forthcoming increase in the real estate tax rate, or notice, providing that the Property is not entitled to the benefit of any tax abatement program pursuant to which Landlord has previously determined the Tenant's Tax Payment, or that the validity of any tax abatement program applicable to the Property has been challenged by appropriate legal proceedings, Landlord may notify Tenant that Landlord elects to increase the installments presently being paid by Tenant pursuant to Subsection 5.2.3 below. Landlord's notice shall be in writing and shall specify the amount due, or estimated to become due, and the amount of each installment or increased installment to be paid by Tenant. Payments in the amount of the installment (or increase in installment) set forth in Landlord's notice shall be due monthly as Additional Rent concurrently with payments of Minimum Rent beginning with such first payment due after the date of Landlord's notice, and shall continue on the first day of each month until and including the month in which Tenant makes payment in full of Tenant's Tax Payment.

             5.2.3. Tenant shall pay one twelfth (1/12) of the Tenant's Tax Payment on account of the Real Estate Taxes for the preceding Tax Year monthly, together with payments of Minimum Rent, as an estimate and on account of the Tenant's Tax Payment for the current Tax Year, which payments shall be subject to increase upon receipt by Tenant of a notice from Landlord pursuant to Subsection 5.2.2 above increasing the amount of monthly estimated payments.

             5.2.4. Real Estate Taxes with respect to a Tax Year which is the subject of an appeal filed by or on behalf of Landlord shall be paid on the basis of the amount reflected in the tax bill and shall not be adjusted until the final determination of the appeal. Upon such determination of any appeal, Landlord will notify Tenant in writing of the actual amount of Tenant's Tax Payment owing for the year or years which were the subject of the appeal and the amount, if any, remaining due by Tenant in excess of Tenant's estimated payments. Tenant shall pay such entire amount so due on the due date for the next installment of Minimum Rent, or if this Lease has terminated, Tenant shall pay the amount due within thirty (30) days after receipt of Landlord's notice. If the final determination of the appeal results in a reduction of the Real Estate Taxes at issue and Landlord receives a cash refund from the taxing authority on account of overpayment of Real Estate Taxes for such year, Tenant shall receive a credit against the installment of Minimum Rent next coming due in the amount by which Tenant's payments on account of Tenant's Tax Payment exceeded the payments actually due for the applicable year, or if the Term of the Lease has expired, Landlord shall refund to Tenant the amount of any such overpayment promptly following Landlord's determination of the amount due to Tenant.

             5.2.5. If Tenant shall pay any Tenant's Tax Payment for any periods which were calculated on the basis of the qualification of the Property for a tax abatement program, and subsequently it is determined that for such periods or any portion thereof the Property was not entitled to the benefit of such program or that such program was invalid and a retroactive assessment is made, then Tenant's Tax Payment for such periods shall be recomputed on the basis of the actual amount of Real Estate Taxes required to be paid in the absence of abatement. Landlord will notify Tenant in writing both of any additional amounts due (the "Deficiencies") by Tenant by reason of such recalculations of Tenant's Tax Payment for such periods in excess of Tenant's previous payments of Tenant's Tax Payment and of the amount of any increase in installments payable by Tenant pursuant to Subsection 5.2.3 above for the balance of the current Tax Year. Tenant shall pay the entire amount of the Deficiencies by the due date of the next installment of Minimum Rent due Landlord.

             5.2.6. Any Tax Statement or other notice from Landlord pursuant to this Section 5 shall be deemed approved by Tenant as correct unless within sixty
(60) days after the furnishing thereof, Tenant shall notify Landlord in writing that it disputes the correctness of the Tax Statement or other notice, specifying in detail the basis for such assertion. Pending the resolution of such dispute, however, Tenant shall make payments in accordance with said Tax Statement or other notice.

    6. Operating Expenses.

        6.1. Definitions.

             As used in this Section 6 the following terms shall be defined as hereinafter provided:

             6.1.1. "Operating Year" shall mean each calendar year, or such other period of twelve (12) months as hereafter may be adopted by Landlord as its fiscal year, occurring either in whole or in part during the Term of this Lease.

             6.1.2. "Tenant's Expense Share" shall be that percentage of Operating Expenses derived by dividing the Rentable Area contained within the Premises (as the same may from time to time increase or decrease) by the Rentable Area contained in the Building. As of the date of this Lease, Tenant's Expense Share for the entire Premises is 35.60%, and Tenant's Expense Share for Phase I is 28.27%.

             6.1.3. "Operating Expenses" shall mean the expenses incurred by Landlord in connection with the operation, repair, maintenance, protection and management of the Property, including by way of example rather than of limitation, the following:

                    6.1.3.1. Wages, salaries, fees and other compensation and payments, payroll taxes, contributions to any social security, unemployment insurance, welfare, pension or similar fund and payments for other fringe benefits made to or on behalf of any and all employees of Landlord performing services rendered in connection with the operation, repair, maintenance, protection and management of the Property, including, without limitation: elevator operators; elevator starters; window cleaners; porters; janitors; maids; miscellaneous handymen; watchmen; persons engaged in patrolling and protecting the Property; carpenters; engineers; firemen; mechanics; electricians; plumbers; landscapers; insurance risk managers; building superintendent and assistants; building or general manager; and clerical, accounting and administrative personnel. Landlord may contract for any of the foregoing to be performed by independent contractors, in which event all sums paid to such independent contractors shall be included within Operating Expenses pursuant to Subsection 6.1.4.20 below.

                    6.1.3.2. The cost of employee uniforms, and the cleaning, pressing and repair thereof.

                    6.1.3.3. Cleaning costs for the Property, including the facade, windows and sidewalks, all costs for snow and rubbish removal and the costs of all labor, supplies, equipment and materials incidental to such cleaning.

                    6.1.3.4. Premiums and other charges incurred by Landlord with respect to all insurance relating to the Property and the operation and maintenance thereof, including without limitation: all risk of physical damage or fire and extended coverage insurance; public liability insurance; elevator insurance; workmen's compensation insurance; boiler and machinery insurance; sprinkler leakage insurance; rent insurance; and health, accident and group life insurance for employees.

                    6.1.3.5. The cost of heat, water, sewer and all other utility services, servicing the Building generally, as well as the cost of electricity consumed during Business Hours by HVAC equipment serving more than a single floor of the Building (such as, but not limited to, the condensor water system pumps, cooling tower fan and fresh air fans located within the Building core) (the cost of electricity for HVAC equipment serving only a given floor being billed directly to the tenant or tenants of such floor pursuant to Section 8.8, or the equivalent, of their respective leases).

                    6.1.3.6. Costs (other than utilities costs, which are provided for in Subsection 6.1.3.5 above) incurred for operation, service, maintenance, inspection, repairs and alterations of the Property, including the heating, air-conditioning, ventilating, plumbing, outdoor underground heating coils, electrical and elevator systems of the Building and the costs of labor, materials, supplies and equipment used in connection with all of the aforesaid items.

                    6.1.3.7. Sales and excise taxes and the like upon any of the expenses enumerated herein.

                    6.1.3.8. Management fees of the managing agent for the Building, if any.

                    6.1.3.9. The cost of tools, equipment, and supplies and any replacement thereof.

                    6.1.3.10. The cost of repainting or otherwise redecorating any part of the Building other than premises demised to tenants in the Building.

                    6.1.3.11. Displays or decorations for the lobby, balconies and other public portions of the Property.

                    6.1.3.12. Dues paid to associations representing landlords, such as BOMA.

                    6.1.3.13. The cost of telephone, telecopier and courier services, postage and delivery charges, office supplies, maintenance and repair of office equipment, and similar costs.

                    6.1.3.14. The cost of licenses, permits and similar fees and charges.

                    6.1.3.15. Auditing and accounting fees including accounting fees incurred in connection with the preparation and certification of the Tax Statements and the Operating Expense Statements specified in Sections 5 and 6 of this Lease.

                    6.1.3.16. All costs incurred by Landlord to comply with governmental requirements, whether federal, state or municipal; and all repairs, replacements and improvements which are appropriate for the continued operation of the Building, including without limitation capital expenditures which under generally applied real estate accounting practice are expensed or are regarded as deferred expenses.

                    6.1.3.17. All costs and expenses associated with the acquisition and installation of any energy or cost saving devices.

                    6.1.3.18. Fair market rental and other costs with respect to the management office for the Building.

                    6.1.3.19. Intentionally Omitted.

                    6.1.3.20. Cost of independent contractors performing services, including, but not limited to, cleaning, janitorial, window-washing, rubbish removal, security, landscaping, snow and ice removal services, electrical, painting, plumbing, elevator, heating, ventilation and air conditioning maintenance and repair and all fees due such independent contractors.

                    6.1.3.21. Legal fees with respect to the Property other than those incurred in the negotiation of tenant leases.

                    6.1.3.22. Capital expenditures necessitated by casualties to the extent of the deductible under Landlord's policy of casualty insurance.

                    6.1.3.23. Any and all other expenditures of Landlord which are properly expenses in accordance with generally accepted accounting principles consistently applied with respect to the operation, repair, maintenance, protection and management of first-class office buildings in the City of Fort Washington, Pennsylvania.

                    6.1.3.24. If Landlord shall purchase any item of capital equipment or make any capital expenditure as described in Subsections 6.1.3.16, 6.1.3.17, or 6.1.3.22 above

(a "Capital Expenditure"), the total cost of which is not included in Operating Expenses for the Operating Year in which it was made, Landlord may include in Operating Expenses for the Operating Year in which such Capital Expenditure was made, and in Operating Expenses for each succeeding Operating Year, an annual charge-off of such Capital Expenditure. Annual charge-offs shall be determined by dividing the original Capital Expenditure plus an interest factor, reasonably determined by Landlord as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located, by the number of years of useful life of the improvement, repair, alteration or replacement made with the Capital Expenditure; and the useful life shall be determined reasonably by Landlord in accordance with then prevailing customs and practices of the real estate industry in the greater Fort Washington area, consistently applied. If Landlord shall lease such items of capital equipment, then the lease shall be included in Operating Expenses for each Operating Year in which they are incurred. Notwithstanding the foregoing, if Landlord shall effectuate savings in labor or energy-related costs as a result of the installation of new devices or equipment, then Landlord may, in lieu of the above, elect to include up to the full amount of any such savings in each Operating Year (beginning with the Operating Year in which the equipment is placed in service) as an Operating Expense until Landlord has recovered thereby the cost of installation of said devices or equipment and interest thereon as above provided, even if the result of such application will result in the amortization of such costs over a period shorter than the useful life of such installation. Landlord shall notify Tenant in writing if Landlord elects to apply such savings to the cost of such equipment and shall include a statement of the amount of such savings in the Operating Expense Statement for each applicable Operating Year. Operating Expenses shall thereafter be reduced by the amount of any previous capital expenditures included therein expensed pursuant to this Subsection 6.1.3.24 when such amortization has been completed.

                    6.1.3.25. Notwithstanding the provisions of this Subsection 6.1.3, Landlord shall reasonably calculate and allocate Operating Expenses among the Office Space, Retail Space, Garage Space and Storage Space, and Tenant's Share shall be applied only against that portion of the Operating Expenses which are allocated to the Office Space and not to those portions allocated to the Retail Space, Garage Space and Storage Space.

             6.1.4. Operating Expenses shall be "net" and, for that purpose, shall be reduced by the amounts of any reimbursement or credit received by Landlord with respect to an item of cost that is included within Operating Expenses (other than reimbursements to Landlord by tenants of the Building pursuant either to operating expense provisions of any lease or separate contractual arrangements).

             6.1.5. In determining Operating Expenses for any Operating Year during which less than ninety five percent (95%) of the Rentable Area of the Building shall have been occupied by tenants for more than thirty (30) days during such year, the actual Operating Expenses for such year shall be increased to the amount which normally would have been incurred for such Operating Year had such occupancy of the Building been one hundred percent

(100%) throughout such Operating Year, as reasonably determined by Landlord. The operation of this Section 6.1.5 shall not result in Tenant paying any item of Operating Expenses more than once.

             6.1.6. Notwithstanding the provisions of Section 6.1.4, "Operating Expenses" shall not include expenditures for any of the following:

                    6.1.6.1. Any capital expenditure (determined in accordance with generally accepted real estate accounting principles), except as set forth in Subsections 6.1.3.16, 6.1.3.17 or 6.1.3.22 above.

                    6.1.6.2. Repairs or other work occasioned by fire, windstorm or other insured casualty or hazard, in an amount greater than the deductible under Landlord's policy of casualty insurance.

                    6.1.6.3. Leasing commissions and advertising expenses incurred in leasing or procuring new tenants.

                    6.1.6.4. Repairs or rebuilding necessitated by condemnation to the extent that Landlord has received condemnation proceeds for such repairs or rebuilding.

                    6.1.6.5. Depreciation and amortization of the Building, other than as permitted pursuant to Subsection 6.1.3.24.

                    6.1.6.6. Real Estate Taxes.

                    6.1.6.7. The salaries and benefits of executive officers of Landlord, if any.

                    6.1.6.8. Debt service payments on any indebtedness applicable to the Property, including any mortgage debt, or ground rents payable under any ground lease for the Property.

             6.1.7. "Monthly Operating Expense Estimate" shall have the meaning specified in Subsection 6.2.1.1 hereof.

             6.1.8. "Operating Expense Statement" shall mean a statement provided by Landlord, setting forth in reasonable detail: (a) the Operating Expenses for the Operating Year (or portion thereof if less than a full Operating Year) immediately preceding the Operating Year in which the statement is issued, reasonably detailed by major categories, (b) the Tenant's Expense Payment (defined in Section 6.2) for such preceding Operating Year, prorated if only a part of the Operating Year falls within the term of this Lease, (c) the amount of payments made by Tenant on account of the Tenant's Expense Payment during such preceding Operating Year, (d) the amount of payments of the Monthly Operating Expense Estimate made by Tenant in the

Operating Year in which the Expense Statement is issued, and (e) the Monthly Operating Expense Estimate for the Operating Year in which the Operating Expense Statement is issued.

        6.2. Tenant's Expense Payment. During each Operating Year subsequent to the Base Year, Tenant shall pay to Landlord as Additional Rent hereunder an amount equal to Tenant's Expense Share of the total dollar increase, if any, in Operating Expenses for such Expense Year over Operating Expenses for the Base Year ("Tenant's Expense Payment"). For any portion of an Operating Year less than a full twelve (12) month period occurring within the Term of this Lease, Tenant's Expense Payment shall be prorated on a per diem basis.

             6.2.1. Such Additional Rent shall be paid (or credited) in the following manner:

                    6.2.1.1. Beginning with the Lease Commencement Date and continuing thereafter on the first day of each month until receipt of the Operating Expense Statement with respect to the Operating Year during which Lease Commencement Date occurs, Tenant will pay Landlord an amount set by Landlord sufficient to pay Landlord's estimate (reasonably based on the actual Operating Expenses for the preceding Operating Year and Landlord's projections of any anticipated increases or decreases thereof) of Tenant's Expense Payment for the current Operating Year (or remaining portion thereof) (the "Monthly Operating Expense Estimate"). The Monthly Operating Expense Estimate for a period less than a full calendar month shall be duly prorated.

                    6.2.1.2. Following the end of each Operating Year, Landlord shall furnish Tenant an Operating Expense Statement setting forth the information described in Subsection 6.1.8 above. Within thirty (30) days following the receipt of such Operating Expense Statement (the "Expense Share Date") Tenant shall pay to Landlord: (i) the amount by which the Tenant's Expense Payment for the Operating Year (or portion thereof) covered by the Operating Expense Statement exceeds the aggregate of Monthly Operating Expense Estimates paid by Tenant with respect to such Operating Year (or portion thereof); and (ii) the amount by which the Monthly Operating Expense Estimate for the current Operating Year as shown on the Operating Expense Statement multiplied by the number of months elapsed in the current Operating Year (including the month in which payment is made) exceeds the aggregate amount of payments of the Monthly Operating Expense Estimate theretofore made in the Operating Year in which the Operating Expense Statement is issued. Landlord shall diligently endeavor to furnish Tenant an Operating Expense Statement not later than one hundred and twenty (120) days following the end of each Operating Year.

                    6.2.1.3. On the first day of the first month following receipt by Tenant of any annual Operating Expense Statement and continuing thereafter on the first day of each succeeding month until the issuance of the next ensuing Operating Expense Statement, Tenant shall pay Landlord the amount of the Monthly Operating Expense Estimate shown on the Operating Expense Statement.

                    6.2.1.4. If on any Expense Share Date Tenant's payments of the installments of the Monthly Operating Expense Estimate for the preceding or current year's Operating Expenses are greater than the actual Operating Expenses for such preceding Operating Year or Monthly Operating Expense Estimate for the current year, Landlord shall credit Tenant with any excess, which credit may be offset by Tenant against next due installments of Rent. If the term of the Lease has expired prior to the Expense Share Date for the applicable Operating Year and if Tenant's payments of Monthly Operating Expense Estimate either exceed or are less than Tenant's Expense Payment, Landlord shall send the Operating Expense Statement to Tenant, and an appropriate payment from Tenant to Landlord or refund from Landlord to Tenant shall be made on the Expense Share Date. The provisions of this Subsection 6.2.1.4 shall remain in effect notwithstanding any termination of this Lease; provided however, that if upon termination of this Lease Tenant owes Landlord any sums under this Lease (for Rent or otherwise), Landlord shall have the right to reduce the amount of any refund due Tenant under this Section 6.2.1.4 against such sums owed by Tenant to Landlord.

             6.2.2. Any Operating Expense Statement or other notice from Landlord pursuant to this Section 6 shall be deemed approved by Tenant as correct unless, within sixty (60) days after the furnishing thereof, Tenant shall notify Landlord in writing that it disputes the correctness of the Operating Expense Statement or other notice, specifying in detail the bases for such assertion. Notwithstanding any dispute concerning any Operating Expense Statement or other notice, Tenant shall continue to make payments in accordance with said Operating Expense Statement or other notice pending the resolution of such dispute.

    7.  Improvement of the Premises.

        7.1. Construction Documents. Landlord and Tenant hereby approve the four pages consisting of plans, specifications and certain letters from Donovan Interior Systems, Inc. and American Building Contractors, Inc. attached hereto as Exhibit "G" and hereby made a part hereof (collectively, the "Construction Documents"), which detail the initial improvements to be constructed within the Premises by Landlord as hereinafter set forth. Neither Landlord's approval of the Construction Documents, nor Landlord's performance, supervision or monitoring of the construction of the Tenant Work (defined in Section 7.5 hereof) shall constitute a warranty by Landlord to Tenant of the accuracy of the design for Tenant's intended use of the Premises.

        7.2. Tenant's Construction Representative. Prior to the commencement of any design documentation, the Tenant, by notice to Landlord in writing, shall designate a single individual as the "Tenant's Construction Representative," who Tenant agrees shall be available to meet and consult with Landlord on a continuing basis at the Premises as Tenant's representative concerning the matters which are the subject of this Section 7 and who, as between Landlord and Tenant, shall have the power legally to bind Tenant in giving direction to Landlord respecting the Construction Documents and the Tenant Work, in giving approvals of design documents and work, and in making requests and approval for changes.

        7.3. [Intentionally omitted.]

        7.4. Tenant Delays. Each of the following shall constitute a "Tenant Delay":

             7.4.1. [Intentionally omitted.]

             7.4.2. Any failure by Tenant to furnish any required notice, plan, drawing, information, approval or consent within any respective required time period as set forth in this Section 7 or elsewhere in this Lease or in a written notice from Landlord at the time requested.

             7.4.3. [Intentionally omitted.]

             7.4.4. [Intentionally omitted.]

             7.4.5. Any changes to the Construction Documents which changes are made or requested by Tenant, or any changes to the Tenant Work itself, provided that if Tenant's request for a change to the Tenant Work is specifically conditioned upon its approval of Landlord's estimate of such delay, Landlord shall promptly notify Tenant of Landlord's good-faith estimate of the anticipated delay, and the change shall not be placed into effect until Tenant shall have approved such estimated delay.

             7.4.6. Delays in furnishing materials, services, supplies, labor or components required by the Tenant.

             7.4.7. Delays caused by the performance of or failure to perform any work or by any activity in the Premises by Tenant or any of its employees, agents, or contractors.

             7.4.8. Delays caused by any fault of Tenant or its agents, employees or contractors, including its architect and other designers and consultants.

        7.5. Tenant Work Defined. Landlord shall, in a good and workmanlike manner, cause each Phase of the Premises to be improved and completed at Tenant's expense (subject to the Construction Allowance as hereinafter provided) and in accordance with the Construction Documents, which work (including materials, supplies, components, labor and services therefor) is herein referred to as the "Tenant Work". Landlord reserves the right, however, (a) to make substitutions of material or components of equivalent grade and quality when and if any specified material or component shall not be readily or reasonably available, and (b) to make changes to the work necessitated by conditions met in the course of construction, provided that if Landlord believes any change is material and substantial in nature, then Tenant's approval of such change shall first be obtained (which approval shall not be unreasonably withheld so long as there shall be general conformity with Tenant's Construction Documents and shall be deemed given unless withheld in writing within five (5) days following Landlord's request therefor).

        7.6. Landlord's Contractor. The Tenant Work is to be performed by Landlord's contractor, which shall be either Lakash Construction, Inc. or Donovan Construction, Inc., as selected by Landlord.

        7.7. Tenant's Construction Representative's Access, Inspection, and Approval.

             7.7.1. Landlord, upon reasonable notice, shall afford Tenant and Tenant's Construction Representative or agent(s) access to the Premises, at reasonable times during the course of construction and at Tenant's sole risk and expense, for the purposes of inspecting and verifying the performance of any work completed or in progress, and of taking field measurements. Tenant's Construction Representative shall visit the Premises at intervals appropriate to the stage of construction of work, so as to become familiar with the progress, quantity and quality of such work, and shall inspect and verify the performance of all work done by Landlord on a continuing basis so that Tenant's Construction Representative is able to certify the full extent of the work completed.

             7.7.2. Tenant's Construction Representative, upon receiving from Landlord a voucher or such other request for payment by Landlord's contractor ("Application for Payment"), shall visit the Premises to determine that the progress, quantity and quality of work done by Landlord or on behalf of Landlord is consistent with the Tenant Construction Documents, and that the amount invoiced is correct and acceptable.

             7.7.3. Tenant's Construction Representative shall approve, sign and return to Landlord the Application for Payment within five (5) business days of receipt thereof or advise Landlord within the same five (5) business day period of any portion of the invoice which is not approved. Tenant's Construction Representative shall advise Landlord verbally and in writing of any objection to the performance of such work. Landlord shall promptly undertake and diligently prosecute the correction of any defective work performed by Landlord of which it is notified in writing as aforesaid, unless such work is a result of defective design or incomplete or uncoordinated Tenant Construction Documents. When Tenant's Construction Representative provides to Landlord the signed Application for Payment or a modified and signed version thereof, Tenant has agreed that all work so certified is in conformance with the Tenant's Construction Documents.

             7.7.4. As to all Tenant Work within a Phase, performed by or on behalf of Landlord and not objected to by Tenant in accordance with this Section 7, it shall be conclusively deemed on the Substantial Completion Date for that Phase that such work was satisfactorily performed in accordance with and meets the requirements of this Lease; provided, however, that, except as to any item of work performed by or for Tenant and work performed by or on behalf of Landlord in accordance with the Tenant's Construction Documents to the extent such work was defectively designed by Tenant's architect's or engineers (as to which Landlord shall have no liability in any event), the foregoing presumption shall not apply: (i) to latent defects in such work which could not reasonably have been discovered by the Substantial

Completion Date, provided Tenant notifies Landlord thereof within ninety (90) days after the Substantial Completion Date, or (ii) to defects discoverable by a visual inspection or by ordinary use of the Premises for the purpose for which it is leased herein, provided Tenant notifies Landlord thereof within thirty
(30) days after the Substantial Completion Date. As to any item of Tenant Work within a Phase remaining to be completed hereunder after the Substantial Completion Date for that Phase, Landlord shall complete such item within thirty
(30) days after Tenant's notice thereof (except for items which cannot reasonably be completed within such thirty (30) day period, which items shall be completed as promptly as practicable using diligent efforts thereafter).

        7.8. Payment of Tenant's Share of Landlord's Cost.

             7.8.1. As used herein, the term "Landlord's Cost" shall mean the sum of (i) Landlord's out-of-pocket contract or purchase price(s) for materials, components, labor, change orders, services, insurance requirements, "general conditions", permits, and all other costs necessary to complete the Tenant Work, plus (ii) Landlord's professional, designer, architectural and engineering fees (if applicable) and costs, including, without limitation, the cost of review, preparation and revisions to drawings and other plans relating to the Tenant Work, plus (iii) legal fees incurred in connection with preparation and/or negotiating any construction contracts therefor, plus (iv) an amount equal to five percent (5%) of the aggregate of the foregoing costs as compensation to Landlord for administration and supervision.

             7.8.2. Landlord shall allocate the Construction Allowance to each Phase, in an amount equal to $7.00 per Rentable Square Foot of that Phase, such allocation to be set forth in the Confirmation Memorandum. Only that portion of the Construction Allowance so allocated to a given Phase shall be expended by Landlord for the payment of Landlord's Cost for that Phase and for reimbursement of Tenant's costs of producing construction documentation as permitted under
Section 7.3.5, above. After such time as the Construction Allowance for a given Phase shall be exhausted, Tenant shall pay Landlord for Landlord's Cost respecting that Phase from time to time during the progress of the work, within ten (10) business days after receipt of each of Landlord's invoices therefor, in amounts representing (A) Landlord's Cost in excess of the Construction Allowance for the Tenant Work theretofore performed (including without limitation, for this purpose, materials or components delivered to the Property to the date of the invoice), less (B) except as otherwise provided in Section 7.8.4 below (and excluding the amounts deposited by Tenant under Section 7.8.4 below) the amounts theretofore paid by Tenant on account of such excess.

             7.8.3. Each such payment by Tenant (set forth in Paragraph 7.8.2) shall be accompanied by a certificate duly executed and sworn to by Tenant's architect or Tenant's Construction Representative stating that: based on site inspections and the data comprising the invoice requested for payment by Landlord, the Tenant Work has progressed to the point indicated and the quality and condition of the Tenant Work theretofore completed, or in the process of completion as of the date of such certificate, is in accordance with the Construction

Documents and with all construction and other contracts pertaining thereto; and that Landlord's contractor is entitled to the amount so certified.

             7.8.4. Landlord may require that, before Landlord commences any Tenant Work in a given Phase, Tenant shall pay to Landlord one hundred percent (100%) of the amount by which Landlord's Cost for that Phase is estimated by Landlord to exceed the Construction Allowance for that Phase, which amount shall be applied by Landlord against the cost of the last of the Tenant Work in that Phase to be paid for by Tenant.

             7.8.5. Following payment by Landlord to Landlord's contractor of the final invoice for all Tenant Work, (i) Landlord shall promptly examine its records to confirm Landlord's Cost and the amounts therefore paid by Tenant to Landlord for Tenant Work, and (ii) Landlord shall, following reasonable prior written request from Tenant, permit Tenant or Tenant's representatives access to such records for purposes of auditing the Landlord's Costs.

             7.8.6. In the event that, upon completion of the Tenant Work within a given Phase, any portion of the Construction Allowance for that Phase shall remain unexpended by Landlord, Tenant shall have the right to draw upon such excess as herein provided. Tenant shall submit to Landlord paid invoices, canceled checks or other evidence of Tenant's having incurred and paid costs and expenses relating to Tenant's move into the Phase in question or Tenant's purchase and installation of furniture, fixtures and equipment (including related wiring) within such Phase and, until such excess Construction Allowance is exhausted, Landlord shall reimburse such sums to Tenant therefrom, in each case within thirty (30) days following Landlord's receipt and approval of Tenant's request.

    7.9. Additional Work.

             7.9.1. During construction of the Tenant Work for a given Phase, upon Tenant's request and submission by Tenant (at Tenant's sole cost and expense) of the necessary information and/or plans and specifications for work within that Phase other than the Tenant Work described in the approved Construction Documents for that Phase ("Additional Work") and the approval by Landlord of such Additional Work, which approval Landlord agrees shall not be unreasonably withheld, Landlord shall perform such Additional Work, at Tenant's sole cost and expense, subject, however, to the following provisions of this
Section 7.9. Prior to commencing any Additional Work requested by Tenant, Landlord shall submit to Tenant a written statement of the cost of such Additional Work, and an additional charge payable to Landlord in the amount of 5% of the total Cost of the Work as compensation for Landlord's general conditions (such fee and additional charge being hereinafter referred to collectively as "Landlord's Additional Compensation") and, concurrently with such statement of cost, Landlord shall also submit to Tenant a proposed tenant extra order (the "TEO") for the Additional Work in the standard form then in use by Landlord. Tenant shall execute and deliver to Landlord such TEO and shall pay to Landlord the entire cost of the Additional Work, including Landlord's Additional Compensation (as reflected in Landlord's statement of such cost), within five (5) days after Landlord's submission of such statement and TEO to Tenant. If Tenant fails to execute or deliver such TEO or pay the entire cost of such Additional Work within such 5-day period, then Landlord shall not be obligated to do any of the Additional Work and may proceed to do only the Tenant Work, as specified in the approved Construction Documents.

             7.9.2. Without limiting the generality of the foregoing, Tenant acknowledges that Landlord may disapprove Additional Work requested by Tenant under this Section 7.9 because the work requested: (a) is likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; (b) might impair Landlord's ability to furnish services to Tenant or other tenants in the Building; (c) would increase the cost of operating the Building; (d) would violate any governmental laws, rules or ordinances (or interpretations thereof); (e) contains or uses hazardous or toxic materials or substances; (f) would adversely affect the appearance of the Building; (g) might adversely affect another tenant's premises; (h) is prohibited by any ground lease affecting the Building or any mortgage, trust deed or other instrument encumbering the Building; or (i) is likely to be substantially delayed because of unavailability or shortage of labor or materials necessary to perform such work or the difficulties or unusual nature of such work. The foregoing reasons, however, shall not be the only reasons for which Landlord may withhold its approval, whether or not such other reasons are similar or dissimilar to the foregoing. Neither the approval by Landlord of the Additional Work or any plans, drawings, specifications or other items associated with the Additional Work, nor Landlord's performance, supervision or monitoring of the Additional Work, shall constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant's intended use of the Premises.

        7.10. Tenant's Contractors. During the Term of this Lease, whenever Tenant makes any alterations and improvements or performs any other work of any kind within the Premises through the services of any contractor or contractors, the following conditions shall be fulfilled, and Tenant, by undertaking to have such work performed by its contractor or contractors, shall be deemed to have agreed to cause such conditions to be fulfilled:

             7.10.1. Prior to commencing any such work, Tenant shall (a) furnish Landlord with a written description of the proposed work and reasonably detailed plans and specifications therefor and (b) obtain the approval of Landlord, in writing, for the specific work it proposes to perform and all such plans and specifications.

             7.10.2. The work shall be performed at Tenant's expense by responsible contractors and subcontractors approved in advance by Landlord, who shall not in Landlord's sole opinion, and who in fact do not, prejudice Landlord's relationship with Landlord's contractors or subcontractors or the relationship between such contractors and their subcontractors or employees, or disturb harmonious labor relations. Tenant's contractors and subcontractors shall comply with all insurance requirements and undertakings set forth in Exhibit "E" attached hereto, as the same may be changed by written notice from Landlord to Tenant from time to time during the Term.

             7.10.3. Such contractors shall, prior to the commencement of their work and not later than ten (10) days after the execution of their respective contracts, file waivers of mechanic's liens in the appropriate public office, which waivers shall be effective to preclude the filing of any mechanic's liens on account of the work to be performed by any of Tenant's contractors, subcontractors or materialmen.

             7.10.4. No such work shall be performed in such manner or at such times as to interfere with any work being done by any of Landlord's contractors or subcontractors in the Premises or in or about the Property generally. Landlord shall, however, endeavor to allow Tenant access for such work at the earliest time after the Substantial Completion Date, consistent with the restrictions of this Section 7.10. Tenant's contractors and subcontractors shall be subject to the decisions of Landlord's contractor as to such matters and as to avoidance of interference with other tenants of the Building or the work of other tenants' contractors and subcontractors, but Landlord's contractor shall not be responsible for any aspect of the work performed by Tenant's contractors or subcontractors or for the coordination of the work of Landlord's contractors or others with Tenant's contractors.

             7.10.5. Except as otherwise set forth in this Section 7.10, all such work shall be subject to the requirements and provisions of Sections 10.6,
10.7 and 25 of this Lease.

             7.10.6. Tenant and its contractors and subcontractors shall be solely responsible for the transportation, safekeeping and storage of materials and equipment used in the performance of their work, for the removal of waste and debris resulting therefrom, and for any damage caused by them to any installations or work performed by Landlord's, or any other tenant's, contractors and subcontractors.

    8.  Services.

        Landlord agrees that in consideration of Tenant's performance of its obligations under this Lease and so long as Tenant is not in default under this Lease, Landlord shall provide services after the Rent Commencement Date as follows:

        8.1. HVAC. Heat or air-conditioning to the Premises (depending on the season) and ventilation (collectively, "HVAC") when required for comfortable occupancy and use of the Premises, the cost of electricity for which shall be included in electricity billed to Tenant per Section 8.8.1. The furnishing of the foregoing heating, air-conditioning and ventilation services in accordance with the standards hereinabove set forth shall be subject to any statute, ordinance, rule, regulation, resolution or recommendation for energy conservation which may be promulgated by any governmental agency or organization which Landlord shall be required to abide by or in good faith may elect to observe.

        8.2. Elevators. Landlord shall provide self-service passenger elevator service to the Premises, with one elevator subject to call at all times. Landlord shall also provide freight elevator service, subject to such reasonable rules and regulations as to availability and use as Landlord may hereafter promulgate from time to time.

        8.3. Access. Tenant and its employees shall have access to the Premises subject to compliance with such security measures as shall from time to time be in effect for the Building.

        8.4. Janitorial. Landlord shall provide janitorial services to the Premises consistent with those set forth in the Cleaning Specifications attached hereto as Exhibit D. Any and all additional or specialized janitorial services desired by Tenant shall be contracted for by Tenant directly with Landlord's independent janitorial contractor and the cost and payment thereof shall be the sole responsibility of Tenant.

        8.5. Landlord Repairs. Landlord shall make all necessary structural repairs to the Building, all repairs which Landlord shall determine may be needed to the mechanical, HVAC, electrical and plumbing systems in and servicing the Premises and all repairs to exterior windows. In the event that any such repair is required by reason of the negligence or abuse of Tenant or its agents, employees, invitees or of any other person using the Premises with Tenant's consent, express or implied, Landlord may make the repair and charge Tenant for the costs thereof plus interest thereon at the Lease Interest Rate (as herein defined) computed from the date such costs are incurred by Landlord until paid, which costs and interest shall be due and payable following completion of the repairs with the next installment of Minimum Rent thereafter due. Any repairs to any non-building standard fixtures or other improvements installed or made by or at the request of Tenant requiring maintenance or repairs of a type or nature not customarily provided by Landlord to office tenants of the Building, and necessary replacements of non-building standard fixtures or improvements, shall be made by Landlord at Tenant's expense or, at Landlord's election, by contractors engaged by Tenant and approved by Landlord, at Tenant's expense.

        8.6. Water. Landlord shall provide water in reasonable quantities consistent in Landlord's judgment with customary office usage for drinking, lavatory and toilet purposes to be drawn from the bathrooms or other approved fixtures within the Premises.

        8.7. Public Areas. Landlord shall keep and maintain the public areas and facilities of the Building reasonably clean and in good working order, and the sidewalks adjoining the Building in reasonably good repair and, during Business Hours, free from accumulations of snow and ice.

        8.8. Electricity.

             8.8.1. Landlord shall furnish, at Tenant's cost and expense, the Premises with electric current for lighting and normal office use, and shall replace light bulbs and tubes when required. The cost of replacement light bulbs, tubes, lamps, and ballasts, plus the labor cost for such replacement, shall be paid by Tenant as Additional Rent. Tenant's use of electric energy in the Premises shall not at any time exceed the safe capacity of any of the electric conductors and equipment in or otherwise serving the Premises. Tenant shall not, without Landlord's prior written consent in each instance, connect to the Building's electric distribution system any fixtures, appliances, equipment or machinery other than lamps, typewriters, desktop computers, xerox machines, and similar small office machines nor make any alterations or additions to the electric system of the Premises. Should Landlord grant such consent, all additional lines, risers or other equipment required therefor shall be provided by Landlord at Tenant's cost and expense. Landlord may condition such consent upon the payment by Tenant of additional rent as compensation for the additional consumption of electricity occasioned by the operation of said equipment or machinery. Tenant agrees that its consumption of electric energy in the Premises may at Landlord's election be submetered by Landlord at Tenant's expense or, if no submeter shall be installed, then Landlord shall reasonably calculate Tenant's consumption of electricity and charge Tenant therefor. Tenant shall pay to Landlord the cost of all electrical consumption billed by Landlord to Tenant hereunder (computed on the basis of the average rate paid by Landlord to the utility company, including all surcharges, taxes, fuel adjustments, transfer charges or similar charges paid by Landlord to such utility) within ten (10) days after receipt of Landlord's bill, as additional rent. Tenant agrees that if, in the future, it is required by the Pennsylvania Public Utility Commission or by a Federal or state law or by applicable tariff as a necessary condition to the supply of electric energy to the Premises or any part thereof, to become the direct customer of the applicable utility, Tenant will do so.

             8.8.2. Landlord has advised Tenant that Philadelphia Electric Company (the "Current Service Provider") is the utility company selected by Landlord to provide electric service for the Building. Notwithstanding the foregoing, if permitted bylaw, the Landlord shall have the right at any time from time to time during the Term to either contract for service from a different company or companies providing electricity service (each an "Alternate Service Provider") or continue to contract for service from the Current Service Provider. Tenant shall cooperate with Landlord, the Current Service Provider and any Alternate Service Provider reasonable access to the Building's electric lines, feeders, risers, wiring and any other machinery within the Premises.

        8.9. Directory. Landlord shall maintain an electronic directory of office tenants in the lobby area of the Building, on which shall be listed the name of Tenant. Landlord will not impose a charge for preparing and installing Tenant's initial listings on the lobby directory.

    9.  Limitation Regarding Services.

        Landlord reserves the right, without any liability to Tenant and without being in breach of any covenant of this Lease, to interrupt or suspend service of any of the heating, ventilating, air-conditioning, electric, sanitary, elevator or other Building systems serving the Premises, or the rendering of any of the other services required of Landlord under this Lease, whenever and for so long as may be necessary by reason of accidents, emergencies, strikes or the making of repairs or changes which Landlord is required by this Lease, by law, or in good faith deems advisable to make or by reason of difficulty in securing proper supplies of fuel, steam, water, electricity, labor or supplies, or by reason of any cause beyond Landlord's reasonable control, including, without limitation, (i) mechanical failure, (ii) governmental restrictions on the use of materials or the use of any of the Building's systems and (iii) any change, failure, interference, disruption or defect in the supply or character of the electric energy furnished to the Premises by the Current Service Provider or any alternate Service Provider. In each instance, however, Landlord shall exercise reasonable diligence to eliminate the cause of the interruption and to effect restoration of service. Tenant shall not be entitled to any diminution or abatement of rent or other compensation, or to assert that a constructive eviction has occurred, and this Lease and all of the obligations of Tenant hereunder shall not be affected or reduced nor shall Landlord be liable to Tenant in any way, by reason of the interruption, stoppage or suspension of any of the Building's systems or services arising out of any of the causes set forth in this Section. Notwithstanding anything to the contrary hereinabove set forth, if any failure to provide any service or utility required of Landlord under this Lease shall continue for more than five (5) consecutive Business Days, and provided (i) such failure was not caused by the negligence or willful misconduct of Tenant or Tenant's employees, subtenants or contractors, and (ii) such failure renders all or any material portion of the Premises untenantable (as evidenced by Tenant's inability to conduct its business therein), then as Tenant's sole and exclusive remedy for such failure, payments of Minimum Rent and payments on account of Tenant's Tax Share of Real Estate Taxes and Tenant's Expense Share of Operating Expenses shall be abated on a per diem basis, in proportion to the portion of the Premises (if less than all) so rendered untenantable, commencing on the sixth (6th) business day of such interruption and continuing thereafter for the duration of such untenantability.

    10. Care of Premises.

        Tenant agrees that it shall comply with the following requirements:

        10.1. Notice of Damage or Accident. Tenant shall give Landlord prompt written notice of any accident in the Premises and of any breakage, defect or failure in any of the systems or equipment serving the Premises.

        10.2. Access to Landlord. Tenant shall give Landlord access to the Premises at all reasonable times, without charge or diminution of rent and upon reasonable prior notice (except that no prior notice shall be required in an emergency), to enable Landlord:

              10.2.1. to examine the same and to take any and all measures (including inspections, repairs, additions and alterations and improvements to the Premises or the Property as Landlord may deem necessary or advisable for the preservation of the integrity, safety and good order of the Property or any part thereof, or of Landlord's interests, or as may be necessary or desirable in the operation or improvement of the Property or in order to comply with laws, orders and requirements of governmental or other authorities; and

              10.2.2. to show the Premises to prospective mortgagees, assignees and purchasers and to others having a legitimate interest therein (and to prospective tenants of the Premises as well during the one (1) year period prior to expiration of the Term hereof).

        10.3. Condition. Tenant at its sole cost and expense shall maintain the Premises and all fixtures and appurtenances thereto including, but not limited to, ceilings, partitions, doors, lighting fixtures, switches, floor coverings, and tenant improvements in good order, condition and repair during the term of this Lease, except that the Landlord, at Landlord's expense (unless caused by the fault or negligence of Tenant, its contractors, agents or employees, in which event at Tenant's expense) shall keep in repair those items specified in
Section 8.5 hereof. All repairs, replacements and alterations made by Tenant shall be at least sufficient to maintain the Premises in as good condition and repair as was the Premises at the beginning of the term, reasonable wear and tear excepted, subject only to Landlord's obligations under Section 8.5. Tenant shall not overload the Premises or any of its systems, or damage or deface the Premises nor commit any waste thereon. In addition, Tenant shall also at all times (subject to Section 8.4 hereof) remove all dirt, rubbish, waste, and refuse from the Premises.

        10.4. Surrender. Upon the termination of this Lease for any cause whatsoever, Tenant shall remove Tenant's goods and effects and those of any other person claiming under Tenant, and quit and deliver up the Premises to Landlord peaceably and quietly in as good order and condition as at the inception of the term of this Lease (or in such condition as the same hereafter may be improved by Landlord or Tenant), reasonable wear and tear, damage by fire or other casualty and repairs which are Landlord's obligation excepted. Goods and effects not removed by Tenant at the termination of this Lease shall be considered abandoned and Landlord may, upon five (5) days notice to Tenant, dispose of and/or store the same as it deems expedient, the cost thereof to be charged to Tenant and payable upon demand. This Subsection 10.4 shall survive termination of this Lease.

        10.5. Rules and Regulations. Tenant shall observe the rules and regulations attached hereto as "Exhibit C" and all additions thereto and modifications thereof as may be promulgated by Landlord from time to time by written notice to Tenant and which, in Landlord's reasonable judgment, are desirable for the general safety, comfort and convenience of occupants and tenants of the Building. All rules and regulations shall be deemed a part of this Lease, as conditions, with the same effect as though written herein, and Tenant covenants that they shall be faithfully observed by Tenant, Tenant's employees, and all those visiting the Premises or claiming under Tenant. Landlord shall not be responsible for the failure of any other tenant or occupant of the Building to observe any of said rules and regulations.

        10.6. Compliance with Law. Tenant agrees at all times to comply promptly and fully at Tenant's sole cost and expense with all laws, ordinances, regulations and other requirements whatsoever, including without limitation environmental laws, of any and all Federal, Commonwealth or local authorities or of the Board of Fire Underwriters or any insurance organizations, associations or companies, which impose obligations upon Tenant or Landlord with respect to the Premises or Tenant's use or occupancy thereof (collectively the "Laws"), solely to the extent that compliance is necessitated due to (i) Tenant's specific use, occupancy or alteration of the Premises or any portion thereof, or (ii) any act or omission of Tenant or any employees, agents, contractors, licensees or invitees of Tenant. Notwithstanding the foregoing, to the extent that Tenant's compliance with Laws pursuant to the preceding sentence will entail construction of any addition to or any material modification of any Building systems, or will, in Landlord's reasonable estimation, materially impact Building structural elements, Landlord may undertake such compliance on Tenant's behalf, in which event Tenant shall reimburse to Landlord all of Landlord's out-of-pocket costs and expenses so incurred within fifteen (15) days after billing as additional rent. Tenant also agrees that it shall not knowingly do or commit, or suffer to be done or committed anywhere in or on the Property, any act or thing contrary to any of the Laws. Without limiting the foregoing, Tenant agrees that the Laws include the federal Americans with Disabilities Act ("ADA") and that Tenant's responsibilities hereunder include the duty to ensure that the Premises, and all facilities and improvements therein, (a) will not constitute a "place of public accommodation" as defined under the ADA and related regulations, and (b) comply with the requirements of the ADA and, (c) only if the Premises comprise any full floor of the Building, that all facilities on such floor of the Building, whether or not technically within the Premises (such as, but not limited to, restrooms and elevator lobbies) comply with the ADA. Tenant agrees to indemnify Landlord and hold Landlord and Landlord's agents, officers, partners, directors and employees harmless of and from all costs and expenses incurred by Landlord or any of them as a consequence of any and all claims made against Landlord or any of them resulting from or arising out of any default by Tenant in the performance of the obligations contained in this Subsection 10.6.

        10.7. Alterations; Additions.

              10.7.1. For each and every alteration, addition or improvement Tenant wishes to make, Tenant shall first (i) submit to Landlord a detailed description thereof, and (ii) obtain Landlord's written approval thereof.

              10.7.2. Provided that the proposed alteration, addition or improvement does not in Landlord's judgment involve any material modification to the Property's exterior or its external appearance, or its structural, mechanical, HVAC, electrical, or plumbing systems or components, such approval shall not be unreasonably withheld or delayed, but may be conditioned upon compliance with reasonable requirements of Landlord.

              10.7.3. Landlord may withhold its approval in its absolute and sole discretion with respect to each such alteration, addition or improvement which Landlord determines involves any modification to the Property's exterior or its external appearance, or its structural, electrical, mechanical, HVAC or plumbing systems or any components thereof.

              10.7.4. Tenant shall not permit any financing statement or statements to be filed with respect to any of the Tenant Work or any alterations, additions or improvements made by Tenant. All fixtures attached to the Premises (other than Tenant's trade and business fixtures and equipment) shall, unless Landlord gives Tenant notice to remove them, remain at the Premises at the expiration or sooner termination of this Lease and become the property of Landlord without payment therefor or, at Landlord's option, after notice to Tenant, any or all of the foregoing which may be designated by Landlord in such removal notice shall be removed at the sole cost of Tenant before such expiration or sooner termination and in such event, Tenant shall repair all damage to the Premises caused by the installation or removal thereof, and shall restore the Premises to its original improved condition (ordinary wear and tear excepted), on or before the expiration or termination of this Lease. Should Tenant fail to remove the same or restore the Premises, Landlord may cause same to be removed and/or the Premises to be restored at Tenant's expense, and Tenant hereby agrees to pay Landlord the actual cost of such removal and/or restoration, together with any and all damages which Landlord may suffer and sustain by reason of the failure of Tenant to remove the same and/or restore the Premises as herein provided.

              10.7.5. All such alterations, additions or improvements shall be performed at Tenant's cost (including, without limitation, the costs of permits therefor) by Landlord or one or more contractors reasonably approved by Landlord and Tenant, and shall be subject to all applicable requirements of Section 7 hereof.

              10.7.6. Tenant shall not place, or cause or allow to be placed, any sign, advertising matter, lettering, stand, booth, showcase or other article or matter in or upon the Premises and/or the Property, without the prior written consent of Landlord which may be withheld in its sole discretion, excepting only such signs and the like which are located exclusively within the Premises and are not visible in or extend into any common area or elevator lobby of the Building.

    11. Negative Covenants of Tenant.

        11.1. System Changes. Supplementing the provisions of Sections 7 and 8.1 above, Tenant shall not install any equipment of any kind or nature whatsoever which would or could, in Landlord's judgment, necessitate any change, replacement or addition to (or which might cause damage to) the plumbing, heating, air-conditioning or electrical systems serving the Premises or any other portion of the Building without the prior written consent of Landlord. In the event such consent is granted, all costs in connection with such changes, replacements or additions shall be paid for by Tenant in advance.

        11.2. Sales. Without the prior written consent of Landlord, Tenant shall not exhibit, sell or offer for sale (or permit the exhibition, sale or offering for sale) in the Premises, or at the Property, any article or thing except those articles and things connected with the Permitted Use of the Premises by Tenant.

        11.3. Prohibited Uses. Tenant will not make or permit to be made any use of the Premises or any part thereof which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or which directly or indirectly is forbidden by public law, ordinance or governmental regulation or which may be dangerous to life, limb or property or which may invalidate or increase the premium cost of any policy of insurance carried on the Property or covering its operation or which will suffer or permit the Premises or any part thereof to be used in any manner or which would permit anything to be brought into or kept therein which, in the judgment of Landlord, would in any way impair or tend to impair the character, reputation or appearance of the Building as a high quality office building or which would impair or interfere with or tend to impair or interfere with any of the services performed by Landlord for the Building or which could threaten the safety of the Building or any of its occupants.

        11.4. Signs. Tenant shall not display, inscribe, print, paint, maintain or affix on any place in or about the Premises or the Property any sign, notice, legend, direction, figure or advertisement, except on the doors of the Premises and on the directory board of the Building and then only such name(s) and matter, and in such color, size, style, place and materials, as shall first have been approved in writing by Landlord. The listing by Landlord of any name other than that of Tenant, whether on the doors of the Premises, on the directory board of the Building or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises or be deemed to be the written consent of Landlord mentioned in Section 12 hereof, it being expressly understood that any such listing is a privilege extended by Landlord and revocable at will by written notice to Tenant.

        11.5. Advertising. Without Landlord's prior written consent in each instance, Tenant shall not: (1) advertise the business, profession or activities of Tenant conducted at the Premises in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities; or (2) use the name of the Building for any purpose other than that of the business address of Tenant; or (3) use any picture or likeness of the Building in any circulars, notices, advertisements or correspondence.

        11.6. Locks. Locks or similar devices may only be attached to or removed from any door or window in the Premises with Landlord's prior written consent and in compliance with the terms of Section 21.4 below.

        11.7. Compatible Labor. Tenant shall not contract for any work or service which might involve the employment of labor incompatible with the employees of the Building or with employees of contractors doing work or performing services by or on behalf of the Landlord.

        11.8. Hazardous Substances.

             11.8.1. Tenant's Warranty. Tenant represents, warrants and covenants that (1) the Premises will not be used for any dangerous, noxious or offensive trade or business and that it will not cause or maintain a nuisance there, (2) it will not bring, generate, treat, store or dispose of Hazardous Substances (as hereinafter defined) at the Premises, (3) it shall at all times comply with all Environmental Laws (as hereinafter defined) and shall cause the Premises to comply, and (4) Tenant will keep the Premises free of any lien imposed pursuant to any Environmental Laws by reason of Tenant's breach of any of the foregoing warranties and covenants. "Premises" for purposes of this Section shall include the Building and the Property including parking areas.

             11.8.2. Reporting Requirements. Tenant warrants that it will promptly deliver to the Landlord, (i) copies of any documents received from the United States Environmental Protection Agency and/or any state, county or municipal environmental or health agency concerning the Tenant's operations upon the Premises, (ii) copies of any documents submitted by the Tenant to the United States Environmental Protection Agency and/or any state, county or municipal environmental or health agency concerning its operations on the Premises, including but not limited to copies of permits, licenses, annual filings and registration forms, and (iii) upon the request of Landlord, Tenant shall provide Landlord with evidence of compliance with Environmental Laws.

             11.8.3. Termination, Cancellation, Surrender. At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord free of any and all Environmental Defaults (defined below).

             11.8.4. Environmental Defaults. In the event of (1) a violation by Tenant or its employees, agents or contractors of an Environmental Law, (2) a release, spill or discharge of a Hazardous Substance on or from the Premises by Tenant or its employees, agents or contractors, or (3) the discovery of an environmental condition requiring response which violation, release, or condition is attributable to the acts or omissions of Tenant, its agents, employees, representatives, invitees, licensees, subtenants, customers, or contractors, (4) an emergency environmental condition caused by or attributable to Tenant or its employees, agents or contractors, or (5) any breach by Tenant of its representation and warranty contained in Section 11.8.1 above (together "Environmental Defaults"), Landlord shall have the right, but not the obligation, to immediately enter the Premises, to supervise and approve any actions taken by Tenant to address the violation, release, or environmental condition, or if the Landlord deems it necessary, then Landlord may perform, at Tenant's expense, any lawful actions necessary to address the violation, release, or environmental condition.

             11.8.5. Tenant's Indemnification. Tenant shall indemnify, defend (with counsel approved by Landlord) and hold Landlord and Landlord's affiliates, shareholders, directors, officers, employees and agents harmless from and against any and all claims, judgments, damages (including consequential damages), penalties, fines, liabilities, losses, suits, administrative proceedings, costs and expense of any kind or nature, known or unknown, contingent or otherwise, which arise at any time during or after the Term (including, but not limited to, attorneys', consultant, laboratory and expert fees and including without limitation, diminution in the value of the Building or Property, damages for the loss or restriction on use of rentable space or of any amenity of the Building or Project and damages arising from any adverse impact on marketing of space in the Building), arising from or related to the occurrence of one or more Environmental Defaults during the Term.

             11.8.6. Indemnification.

             Tenant shall indemnify, defend (with counsel approved by Landlord) and hold Landlord and Landlord's affiliates, shareholders, directors, officers, employees and agents harmless from and against any and all claims, judgments, damages (including consequential damages), penalties, fines, liabilities, losses, suits, administrative proceedings, costs and expenses of any kind or nature, known or unknown, contingent or otherwise, whether incurred during or after the Term of this Lease (including, but not limited to, attorneys', consultant, laboratory and expert fees and including without limitation, diminution in the value of the Building or Property, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Building and damages arising from any adverse impact on marketing of space in the Building), which arise out of or are in any way related to the occurrence of any Environmental Default.

             11.8.7. Definitions.

                     (a) "Hazardous Substances" means, (i) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Laws or any applicable laws or regulations as a "hazardous substance", "Hazardous Material", "hazardous waste," "infectious waste", "toxic substance", "toxic pollutant" or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (ii) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources and (iii) petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), and medical waste.

                     (b) "Environmental Laws" collectively means and includes all present and future laws and any amendments thereto (whether common law, statute, rule, order, regulation or otherwise), permits, and other requirements or guidelines of governmental authorities applicable to the Premises and relating to the environment and environmental conditions or to any Hazardous Substance (including, without limitation, CERCLA, 42 U.S.C Section 601, et seq, the Resource Conservation and Recovery Act of 1976, 42 U.S.C Section 901, et seq, the Hazardous Materials Transportation Act, 49 U.S.C. Section 801, et seq, the Federal Water Pollution

Control Act, 33 U.S.C. Section 51, et seq, the Clean Air Act, 33 U.S.C. Section 401, et seq, the Clean Air Act, 42 U.S.C. Section 41, et seq, the Toxic Substances Control Act, 15 U.S.C. Section 601-2629, the Safe Drinking Water Act, 42 U.S.C. Section 00f-300j, the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 101, et seq, and any so-called "Super Fund" or "Super Lien" law, any law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local laws and regulations, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

             11.8.8. Landlord's Warranty. Landlord represents and warrants to Tenant that during the Term Landlord will not bring, generate, treat, store or dispose of Hazardous Substances at the Property in quantities or concentrations requiring remediation under applicable Environmental Laws, and shall at all times comply in all material respects with all applicable Environmental Laws. Notwithstanding the foregoing, Tenant acknowledges that Landlord will, from time to time, keep upon the Property certain products and materials used in the normal operation of the Property which would technically constitute a violation of the foregoing representation and warranty, and Tenant agrees that, with regard to such products and materials, Landlord shall not be deemed to have breached the foregoing representation or warranty so long as such products and materials are (a) used at all times for the purpose for which and in the manner in which they are intended to be used by their respective manufacturers, (b) not kept upon the Property in any greater quantities than reasonably necessary for the normal operation of the Property and (c) used and disposed of by Landlord and Landlord's employees, contractors and agents in a lawful manner.

             11.8.9. Landlord's Indemnification. Landlord shall indemnify, defend (with counsel approved by Tenant) and hold Tenant and Tenant's affiliates, constituent partners, employees and agents harmless of, from and against any and all claims, judgments, damages, penalties, fines, liabilities, lawsuits, administrative proceedings, costs and expenses of any kind or nature, known or unknown, contingent or otherwise (including, but not limited to, attorneys', consultants', laboratory and expert fees and including without limitation damages for the loss or restriction on use of any portion of the Premises or of any amenity of the Building), arising from or related to any breach by Landlord of its representations, warranties and obligations contained in Section 11.8.8, above.

             11.8.10. Survival. The provisions of this Section 11.8 shall survive any termination of this Lease or the Term.

        11.9.Floor Load. Tenant shall not place or permit to be placed upon any floor of the Premises any item of any nature the weight of which shall exceed such floor's rated floor load limit of sixty (60) pounds per square foot live load (including partitions) unless additional floor loads are approved in writing by Landlord in advance.

    12. Subletting and Assigning.

        12.1. General Restriction.

              12.1.1. Tenant shall not assign this Lease or sublet all or any portion or portions of the Premises without first obtaining Landlord's prior written consent thereto. Such consent, if given, will not release Tenant from its obligations hereunder and will not be deemed a consent to any further subletting or assignment. Tenant shall not convey, pledge, mortgage, encumber or otherwise transfer (collectively "Pledge") (whether voluntarily or otherwise) this Lease or any interest in or under it. For purposes of this Section, an assignment shall include any direct or indirect transfer of a controlling interest in Tenant. Any attempt by Tenant to assign or Pledge this Lease or sublet the Premises in contravention of the terms of this Lease shall constitute an Event of Default hereunder.

              12.1.2. Notwithstanding the foregoing:

                      (i) no prior approval of the Landlord shall be required for the subletting of all or a portion of the Premises or assignment of this Lease to any corporation or other entity which is a parent or wholly-owned subsidiary of, or under common control with, the Tenant (a "Related Party"), except that (a) no subletting or assignment to a Related Party shall be made unless the Tenant shall have provided to the Landlord such information as the Landlord shall reasonably require such as, but not limited to, satisfactory evidence as to the relationship as parent, affiliate or subsidiary of the proposed subtenant or assignee, and evidence as to its legal existence and corporate (or other) authority to enter into the sublease or assignment and (b) if a Related Party to which all or a portion of the Premises has been sublet or to which this Lease has been assigned without Landlord's prior approval shall thereafter cease to be a Related Party, Tenant shall immediately give Landlord written notice of such fact, and Landlord shall have the right and option in its sole discretion to declare the sublease or assignment pursuant to which such former Related Party occupies the Premises or any portion thereof to be null and void and to require such entity to vacate the Premises within thirty (30) days following written notice from Landlord; and

                      (ii) the foregoing prohibition shall not apply to any assignment of the Lease which would occur as a result of a merger, consolidation or reorganization of the Tenant's corporate structure, provided the Tenant shall have first provided to the Landlord such information as the Landlord may reasonably require relating to the merger, consolidation or reorganization, such as, but not limited to, satisfactory evidence of the relationship as a result of any merger, consolidation or reorganization of the proposed assignee, evidence as to its legal existence and its corporate authority to enter into the assignment.

        12.2. Landlord's Costs; Forms. Tenant shall reimburse Landlord for Landlord's reasonable expenses, including attorneys' fees, in reviewing and approving (or disapproving) any documents relating to any proposed Pledge, sublease or assignment. All forms of consents and agreements relating to or effecting any sublease or assignment shall be supplied or approved (as Landlord shall elect) by counsel to Landlord.

        12.3. Rent Collection. If this Lease is assigned or if the Premises or any part thereof is sublet or occupied by a person or entity other than Tenant, Landlord may, after default by Tenant, collect Rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of Tenant's covenants contained in this Lease or the acceptance by Landlord of the assignee, subtenant or occupant as Tenant, or a release of Tenant from further performance by Tenant of the covenants of Tenant herein contained.

        12.4. Sublet Notice. Notwithstanding anything contained in this Lease to the contrary, if at any time during the term of this Lease Tenant desires to sublet or assign all or part of the Premises, Tenant shall advise Landlord in writing (such notice being hereinafter referred to as a "Sublet Notice") of the identity of the proposed assignee or subtenant and its business and of the terms of the proposed subletting or assignment and the area proposed to be sublet. Tenant shall also transmit therewith the most recent financial statement or other evidence of financial responsibility of such assignee or subtenant and a certification executed by Tenant stating whether or not any premium or other consideration is being paid for the proposed sublease or assignment.

        12.5. Receipt of Sublet Notice. Upon receipt of a Sublet Notice Landlord shall have the right to: (1) approve or withhold approval of the proposed sublease or assignment in its sole discretion; or (2) sublet from Tenant such space (hereinafter referred to as the "Sublet Space") as Tenant proposed to lease to the proposed subtenant; or (3) terminate this Lease with respect to the Sublet Space on the date set forth in Landlord's notice as set forth in Section
12.6 below.

        12.6. Option to Approve or Reject Sublease. The option to approve or reject any proposed sublease or assignment as specified in Section 12.5 above shall be exercisable by Landlord sending Tenant a written notice specifying the exercise of any such right within thirty (30) business days after receipt of a Sublet Notice from Tenant.

              12.6.1. If Landlord exercises its option to sublease the Sublet Space, the term of the subletting from Tenant to Landlord for the Sublet Space shall be the term set forth in the Sublet Notice and Landlord shall pay the same Minimum Rent and Additional Rent as Tenant is required to pay to Landlord under this Lease for the same space and shall be upon such other terms and conditions as are contained in this Lease to the extent applicable. If the Sublet Space does not constitute the entire Premises, the Minimum Rent for the Sublet Space and sublessee's share of Operating Expenses and Real Estate Taxes under the sublease shall equal the product derived by multiplying the Minimum Rent and Tenant's Expense Share and Tenant's Tax Share (calculated as provided in this Lease) by the fraction, the numerator of which is the Rentable Area of the Sublet Space and the denominator of which is the Rentable Area of the

Premises. Landlord and Tenant shall enter into a sublease of the Sublet Space on such terms. The cost of any construction required to permit the operation of the Sublet Space as a premises separate from the balance of the Premises shall be paid by Tenant to Landlord upon demand as Additional Rent.

             12.6.2. If the Sublet Space does not constitute the entire Premises and Landlord exercises its option to terminate this Lease with respect to the Sublet Space, then as to that portion of the Premises which is not part of the Sublet Space, this Lease shall remain in full force and effect except that the Minimum Rent, Tenant's Tax Share and Tenant's Expense Share shall be reduced by the amount each bears to the fraction, the numerator of which shall be the Rentable Area of the Sublet Space and the denominator of which shall be the Rentable Area of the Premises.

             12.6.3. If Landlord elects to terminate this Lease, the Lease shall terminate on a date set forth in Landlord's notice to Tenant described above in this Section 12.6, provided such date shall not be less than thirty (30) days after the date Landlord delivers such notice to Tenant.

             12.6.4. If Landlord withholds approval to the proposed subletting or assignment, this Lease shall remain in full force and effect.

             12.6.5. In the event Landlord does not exercise any of its rights specified in this Section 12.6, Landlord shall be deemed to have withheld approval of the sublease or assignment. Upon Landlord's failure to exercise any of its rights in writing, Tenant may again request Landlord's approval which approval shall be deemed given unless Landlord responds to the contrary within ten (10) days of Tenant's second request. If Tenant completes a sublease or assignment with a third party following Landlord's disapproval or deemed disapproval thereof, such sublease or assignment shall be null and void.

        12.7. Premium for Sublease. As a condition to Landlord's consent to any subletting, assignment or other transfer referred to in this Section 12, if the sublease, assignment or other transfer provides that the subtenant, assignee or other transferee thereunder is to pay any amount in excess of the sum of the Rent and other charges due under this Lease, plus Tenant's expenses on account of such assignment or sublease (which shall be limited to reasonable advertising costs, brokerage commissions, allowances or free rent provided to the assignee or subtenant, and legal fees, and which expenses, for purposes of hereof, shall be amortized on a straight-line basis, without interest, over the term of the subletting, assignment or other transfer) (such excess being herein referred to as "Profit"), whether such Profit be in the form of an increased monthly or annual rental, a lump sum payment, or any other form (and if sublet space does not constitute the entire Premises, the existence of such Profit shall be determined on a pro rata basis), one half ( 1/2) of the Profit shall be payable to Landlord immediately upon Tenant's receipt thereof as Additional Rent, and Tenant shall retain the other half.

        12.8. Liability of Assignee. Each assignee hereunder shall assume and be deemed to have assumed this Lease and shall be and remain liable jointly and severally with Tenant for all payments and for the due performance of all terms, covenants, conditions and provisions herein contained on Tenant's part to be observed and performed. No assignment shall be binding upon Landlord unless the assignee shall deliver to Landlord an instrument in recordable form containing a covenant of assumption by the assignee. The failure or refusal of assignee to execute the same shall not release an assignee from its liability as set forth herein.

        12.9. Rental Basis. All the foregoing notwithstanding, Tenant shall not enter into any lease, sublease, license, concession or other agreement for the use, occupancy or utilization of the Premises or any portion thereof which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the property leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales). Any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of any part of the Premises.

        12.10. Future Compliance. Any consent by Landlord hereunder shall not constitute a waiver of strict future compliance by Tenant of the provisions of this Section 12 or a release of Tenant from the full performance by Tenant of any of the terms, covenants, provisions, or conditions in this Lease contained.

    13. Fire or Other Casualty.

        13.1. Subject to the rights of termination set forth below, in the event of damage to the Premises by fire or other casualty not caused by the gross negligence or willful misconduct of Tenant, Landlord shall at its expense cause the damage to the Premises, exclusive of the Tenant Work and other improvements made by or for Tenant or any prior tenant, to be repaired to a condition as nearly as practicable to that which existed immediately prior to the casualty, with reasonable promptness and diligence. Notwithstanding the foregoing, Landlord's obligation to repair casualty damage shall be limited to Landlord's expenditure of (a) the amount of the deductible under Landlord's policy of all risk property insurance, plus (b) the net proceeds of insurance recovered for the casualty damage, and shall be subject to zoning and building laws or ordinances then in existence. For purposes hereof, the term "net proceeds of insurance recovered" refers to the gross amount of insurance proceeds actually made available to Landlord (and not retained by any ground lessor or mortgagee of the Property) less the reasonable expenses of Landlord incurred in connection with the collection of such proceeds, including, without limitation, fees and expenses for legal and appraisal services. Landlord shall not, however, be obligated to repair, restore or rebuild any of Tenant's personal property (including all furniture, trade fixtures and equipment), the Tenant Work, or any other alterations or additions within the Premises made by or for Tenant or any prior tenant (collectively, "Tenant's Property"). In the event of a casualty, Landlord shall deliver to Tenant any plans and specifications then in Landlord's possession respecting the Tenant Work or other alterations or additions within the Premises which Tenant is obligated hereunder to repair, restore or rebuild.

        13.2. In the event of casualty damage to the Premises, as part of Landlord's repair obligation Landlord shall first remove all debris from the Premises and dispose thereof. As used herein, "debris" means all material of every kind and nature contained within the Premises which has been damaged or destroyed by the casualty to such an extent that it retains little or no salvage value and is intended to be disposed of. Prior to commencement of debris removal, Landlord shall afford Tenant an opportunity, upon ten (10) days advance notice from Landlord, for Tenant's designated representative to tour the Premises with Landlord's representative in order to designate any of Tenant's Property which Tenant desires to salvage. If Tenant's representative fails to participate in such tour following such advance notice from Landlord, Tenant shall be deemed to have waived all right to salvage any of Tenant's Property in the Premises and Landlord may freely dispose of same as debris. If Tenant's representative tours the Premises, then (i) Landlord may freely dispose of all Tenant's Property not designated for salvage as debris, and (ii) Tenant shall cause all of Tenant's Property designated for salvage to be removed from the Building promptly and diligently, in accordance with the terms and conditions set forth in Section 13.3 below, at Tenant's expense. In the event that any portions of the Tenant Work, or other tenant improvements within the Premises not constituting personalty, are not damaged and are desired by Tenant to be retained in place rather than removed as aforesaid, Landlord shall nonetheless be entitled to require Tenant to elect either to remove same for salvage or to declare same to be debris (and Tenant's failure to elect to remove same for salvage shall constitute Tenant's election to declare same to be debris), if Landlord determines that such elements must be removed in order for Landlord to efficiently prosecute Landlord's repair of the Premises or the Building. Landlord may make such determination at any time during or after the tour of the Premises with Tenant's representative and, if after, Landlord shall give Tenant written notice of such determination and Tenant shall have seven (7) days within which to make such election (failure of Tenant to timely respond being deemed an election to declare such elements to be debris). All costs incurred by Landlord in removing and disposing of Tenant's Property designated or deemed to be debris pursuant to the terms of this Section 13.2 shall be reimbursed to Landlord by Tenant within thirty (30) days following Tenant's receipt of a bill therefor, as additional Rent (nothing contained herein shall preclude Tenant from seeking reimbursement of such costs from Tenant's property insurer which provides coverage of the Premises and Tenant's Property). The obligation of Tenant to reimburse Landlord for the costs of debris removal in accordance with this
Section 13.2 shall survive any termination of this Lease as a result of a casualty, notwithstanding any other provision of this Article.

        13.3. Any of Tenant's Property elected to be salvaged by Tenant pursuant to the terms of 13.2 above shall be removed from the Premises in accordance with the following terms and conditions:

              (i) Tenant shall comply with all applicable laws and regulations in performing such removal, and shall obtain any and all permits and governmental consents respecting same;

              (ii) all provisions of this Lease, including without limitation the release, indemnity and insurance provisions hereof, shall be fully applicable to Tenant's entry upon the Building and the Premises, regardless of whether this Lease has been terminated pursuant to any termination right contained in this Article;

              (iii) Tenant's employees and contractors shall be subject to Landlord's supervision and scheduling so as not to interfere with or delay Landlord's performance of its repair and restoration work in the Premises and the Building (but such supervision and scheduling shall not be construed to impose liability upon Landlord for any acts or omissions of Tenant's employees or contractors in performing such work, all of which shall be solely Tenant's responsibility);

              (iv) Tenant shall employ only contractors approved in advance by Landlord, which approval shall not be unreasonably withheld so long as Landlord determines that a proposed contractor (x) will maintain all types and coverages of insurance, including without limitation coverage amounts and parties named as additional insureds, reasonably deemed appropriate by Landlord under the circumstances, and (y) will not disturb harmonious labor relations in or about the Building;

              (v) Tenant and its employees and contractors shall obey all reasonable rules and regulations promulgated by Landlord respecting entry into the Building and removal of Tenant's Property therefrom; and

              (vi) if Landlord determines that there is present in the Building, in the Premises, or upon the articles of Tenant's Property which Tenant desires to salvage, any substances generated or dispersed as a result of the casualty, regardless of the source thereof, which are generally recognized to be hazardous to persons or to the environment, including without limitation any toxic substances regulated by law and any microbial contamination deemed hazardous to health ("Contaminants"), Landlord may condition Tenant's entry into the Building and the removal of Tenant's Property upon Tenant's prior execution and delivery to Landlord of an agreement releasing Landlord from and indemnifying Landlord against any and all liability resulting from or arising out of the exposure of Tenant's employees, agents or contractors to Contaminants while within the Building, or the exposure of any individual to Contaminants by virtue of exposure to the salvaged items of Tenant's Property following the removal thereof from the Building, or the improper release or disposal of Contaminants in the course of Tenant's cleaning or disposal of the salvaged Tenant's Property following removal, which release and indemnity agreement shall be in form acceptable to Landlord in every respect.

        13.4. Following completion of Landlord's repairs and restoration within the Premises pursuant to Section 13.1 above, Tenant shall promptly thereafter, at its own cost and with due diligence, repair and restore the Tenant Work and any other improvements to the Premises made by or for Tenant or any prior tenant at least to the extent of the value and as nearly as possible to the character of the property involved as it was immediately before the loss. To the extent the Premises are rendered untenantable by a casualty not caused by the willful misconduct of Tenant, the monthly payments owing under this Lease on account of Minimum Rent, Real Estate Taxes and Operating Expenses shall proportionately abate from the date of the casualty until the first to occur of (a) thirty (30) days after Landlord has tendered to Tenant the damaged portion of the Premises, restored by Landlord to the extent required hereunder, or (b) Tenant's resumed occupancy of the Premises.

        13.5. In the event the casualty damage shall involve the Building generally and shall be so extensive that Landlord decides not to repair or rebuild the Building, or if available insurance proceeds for the Building are insufficient to repair or rebuild the damage, or if any mortgagee shall not permit the application of adequate insurance proceeds for repair or restoration, or if the casualty to the Building shall not be of a type insured against under standard fire policies with extended type coverage, this Lease shall, at the option of Landlord, exercisable by written notice to Tenant given within ninety
(90) days after Landlord is notified of the extent of the casualty and the amount of insurance proceeds available for restoration, be terminated as of a date specified in such notice (which shall not be more than sixty (60) days thereafter) and the Minimum Rent and Additional Rent (taking into account any abatement as aforesaid) shall be adjusted proportionately as of the date of the termination and Tenant shall thereupon promptly vacate the Premises. Furthermore, if the damage to the Premises by fire or other casualty not caused by the gross negligence or willful misconduct of Tenant renders more than fifty percent (50%) of the Premises untenantable and the completion of the repairs to the Premises which Landlord is required to perform hereunder will require a period of in excess of three hundred (300) days following the commencement of construction (as reasonably estimated by Landlord or its experts, of which Tenant shall receive notice within ninety (90) days after Landlord is notified of the extent of the casualty and the amount of insurance proceeds available for restoration), then either Landlord or Tenant may terminate this Lease by written notice given to Landlord within thirty (30) days after Landlord's notice to Tenant thereof (such termination to occur as of a date specified in such notice which shall not be more than ninety (90) days thereafter), and Minimum Rent and Additional Rent (taking into account any abatement as aforesaid) shall be adjusted proportionately from the date of the termination.

        13.6. Promptly following the occurrence of any casualty damage to the Premises, and within five (5) days following Landlord's written request, Tenant shall tender to Landlord true, correct and complete copies of all policies of casualty and liability insurance which Tenant is obligated to maintain under the terms of this Lease. In connection with Landlord's removal of debris from the Premises, Landlord shall be entitled to coordinate with Tenant's casualty insurer to obtain coverage for such removal to the extent the debris constitutes improvements or personal property which are required to be insured by Tenant under this Lease, but such coordination shall not be deemed or construed to excuse Tenant from its obligation to reimburse Landlord for debris removal pursuant to Section 13.2 above.
        13.7. Tenant agrees that Landlord's obligation to restore, and the rental abatement provided in this Article, shall be Tenant's sole recourse against Landlord in the event of casualty damage to the Premises, and Tenant waives any other rights Tenant may have under any applicable law to terminate this Lease or seek damages against Landlord by reason of casualty damage to the Premises or the Building. This Article represents the entire agreement between the parties respecting casualty damage to the Premises or the Building.

    14. Release and Indemnity.

        14.1. Release. Tenant agrees that Landlord, Manager and their respective agents, employees, officers, directors, shareholders and partners shall not be liable to Tenant and Tenant hereby releases said parties from any liability, for any personal injury, loss of income or damage to or loss of persons or property, or loss of use of any property, in or about the Premises or Property from any cause whatsoever unless such damage, loss or injury results from the negligence of Landlord, its officers, employees or agents. Landlord, Manager and their respective agents, employees, officers, directors and partners shall not be liable to Tenant for any such damage or loss, whether or not such damage or loss so results from such negligence, to the extent Tenant is compensated therefor by Tenant's insurance. The release contained in this Section 14.1 shall apply, by way of example and not limitation, to damage, loss or injury resulting directly or indirectly from any existing or future condition, matter or thing in the Premises, the Building or any part thereof, or from equipment or appurtenances becoming out of repair, or from accident, or from the flooding of basements or other subsurface areas or from refrigerators, sprinkling devices, air-conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors, or noise, or the bursting or leaking of pipes or plumbing fixtures, and shall apply equally whether any such damage, loss or injury results from the act or omission of other tenants or occupants in the Building or any other persons, and whether such damage be caused by or result from any thing or circumstance, whether of a like or wholly different nature.

        14.2. Indemnity. Subject to the release contained in Section 15.10 below, Tenant shall defend, indemnify, save and hold harmless ("Indemnify") Landlord, Manager and their respective agents, employees, officers, directors, shareholders, and partners from and against all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including reasonable attorneys' fees, court costs, administrative costs, and costs of appeals which may be imposed upon or incurred by or asserted by reason of any of the following which shall occur during the Term of this Lease, or during any period of time prior to the Lease Commencement Date when Tenant may have been given access to or possession of all or any portion of the Premises:

              (1) any work or act done in, on or about the Premises or the Building or any part thereof at the direction of or caused by Tenant, its agents, contractors, subcontractors, servants, employees, licensees or invitees (exclusive of the Tenant Work performed by Landlord and Landlord's contractor pursuant to Section 7 hereof):

              (2) any negligence or other wrongful act or omission on the part of Tenant or any of its agents, contractors, subcontractors, servants, employees, subtenants, licensees or invitees;

              (3) any accident, injury or damage to any persons or property occurring in, on or about the Premises or any part thereof, unless caused by the negligence of Landlord, its employees or agents; and

              (4) any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms, provisions, conditions or limitations contained in this Lease on its part to be performed or complied with.

              The obligation of Tenant to Indemnify contained in this Section
14.2 shall not be limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant, its agents or contractors under workers' or workman's compensation acts, disability benefit acts or other employee benefits acts, or under any other insurance coverage Tenant may obtain.

        14.3. Landlord's Indemnity. Subject to the release contained in Section
15.10 below, Landlord shall defend, indemnify, save and hold harmless ("Indemnify") Tenant and Tenant's employees, officers, directors and shareholders from and against all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including reasonable attorneys' fees, court costs, administrative costs and costs of appeals which may be imposed upon or incurred by or asserted against any of them by reason of any negligence or willful misconduct on the part of Landlord or any of its agents, contractors, subcontractors, servants, or employees which occurs during the Term. The obligation of Landlord to Indemnify contained in this Section 14.3 shall not be limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Landlord, its agents or contractors under workers' or workman's compensation acts, disability benefit acts or other employee benefits acts or under any other insurance coverage Landlord may obtain, but shall be expressly limited by the terms of Section 29.3, below.

    15. Insurance.

        15.1. Insurance Coverage. Tenant, at its expense, shall maintain during the Term comprehensive general liability insurance, and property damage insurance under policies issued by insurers of recognized responsibility having a combined single limit for any one (1) occurrence of not less than Three Million Dollars ($3,000,000.00) for personal injury, bodily injury, death, disease and damage or injury to or destruction of property (including the loss of use thereof) occurring upon, in, or about the Premises and for: products liability; liability relating to the sale or distribution of food and/or alcoholic beverages in the Premises; and contractual liability assumed under this Lease. To satisfy the liability insurance requirements of this Section 15.1 under a policy of commercial general liability insurance rather than comprehensive general liability insurance, the Tenant must obtain an endorsement which applies the aggregate limits separately to the Premises (ISO Endorsement CG-25-05-11-85, Amendment-Aggregate Limits of Insurance [Per Location] or an equivalent endorsement satisfactory to Landlord). The certificate of insurance evidencing such policy must evidence that the limits of the Tenant's liability insurance required hereunder apply solely to the Premises and not to other locations. Tenant shall also maintain such other insurance in form and amount as Landlord may reasonably require.

        15.2. Improvements Coverage. Tenant agrees to carry all risk property insurance on a repair and replacement basis and in form and amount satisfactory to Landlord on all improvements to the Premise, including all Tenant Work or other improvements then under constructions (including without limitation Builder's Risk coverage during construction of the Tenant Work or any other permitted alterations). Tenant also agrees to carry such all risk insurance in form and amount satisfactory to Landlord on Tenant's fixtures, furnishings, wall coverings, carpeting, drapes, equipment and all other items of personal property of tenant located on or within the Premises. Tenant agrees that both Landlord and Landlord's secured lenders shall be named as additional insured under all such policies.

        15.3. Worker's Compensation and Employer's Liability Insurance. Tenant shall carry worker's compensation insurance containing statutory limits covering Tenant's employees and business operations in the Premises, as well as employer's liability insurance providing coverage of not less than one million dollars ($1,000,000). Tenant shall submit to Landlord evidence of such coverage satisfactory to Landlord.

        15.4. Business Interruption Insurance. Tenant shall, during the Term hereof, keep in full force and effect business interruption insurance providing limits in an amount not less than eighty percent (80%) of that amount which is the then estimated annual gross business income of Tenant.

        15.5. Form of Insurance. All insurance policies obtained by Tenant pursuant to this Section 15 shall be issued by companies with a rating of not less than "A" and of not less than "Class XIII" in financial size as rated in the most current available "Best's" Insurance Reports and which are qualified to do business in the Commonwealth of Pennsylvania. Such policies (exclusive of the worker's compensation policy) shall name Landlord, Manager and such other parties as Landlord shall specify as additional insured and shall further specify that Landlord shall receive thirty (30) days prior written notice of any proposed cancellation, non-renewal of or material change in any such policy. Originals, certified policy copies or certificates, as Landlord shall elect, of all policies of insurance obtained by Tenant shall be provided to Landlord.

        15.6. Insurance Violations. Tenant will not do, fail to do, suffer to be done, or keep or suffer to be kept anything in, upon or about the Premises which will violate the provisions of Landlord's policies insuring against loss or damage by fire or other hazards (including, but not limited to, public liability) or which would adversely affect Landlord's fire or liability insurance premium rating or which would increase premiums being paid by Landlord for any such coverage, or which would prevent Landlord from procuring such policies from companies acceptable to Landlord. If anything is done, omitted to be done or suffered to be done by Tenant, or kept or suffered to be kept in, upon or about the Premises which shall, by itself or in combination with other circumstances existing at the Property, cause the premium rate of fire or other insurance on the Premises or other property in the Building, with companies acceptable to Landlord, to be increased beyond the established rate fixed by the appropriate underwriters from time to time applicable to the Premises for use for the purpose permitted under this Lease, Tenant shall pay the amount of such increase. Tenant's payment of the amount of such increase shall not preclude or limit Landlord's ability to exercise its remedies under this Lease for a violation of Tenant's obligations set forth in the first sentence of this
Section 15.6.

        15.7. "Claims Made" Policies. Tenant shall not obtain any insurance through policies written on a "claims made" basis without Landlord's prior express written consent, which consent may be conditioned upon any requirements which Landlord may impose. In all events, should Landlord consent to such a policy, then the policy shall satisfy all of the following requirements:

              (1) the policy retroactive date shall coincide with or precede the Tenant's occupancy or use of any portion of the Property; and

              (2) the Tenant shall maintain such policy for at least three (3) years following the termination or expiration of the Lease (whichever is later); and

              (3) if such insurance is terminated for any reason, Tenant shall purchase an extended reporting provision of at least three (3) years duration to report claims arising from the Lease or Tenant's occupancy; and

              (4) the policy shall allow for the report of circumstances or incidents which might give rise to future claims.

        15.8. Flammable Material. No flammable or combustible material shall be kept by Tenant in or upon the Premises and no explosive material, high pressure steam generating equipment or similarly hazardous material or equipment shall be kept at the Premises.

        15.9. Landlord Purchase. At Landlord's option, Landlord may elect to obtain for itself any or all of the forms of insurance required to be obtained by Tenant pursuant to this Section if Tenant fails to procure same and such failure is not cured within three (3) business days following Tenant's receipt of written notice thereof from Landlord. In the event Landlord shall so elect, Tenant shall reimburse Landlord upon demand for the cost of all insurance so obtained by Landlord.

        15.10. Waiver of Subrogation. Landlord and Tenant hereby release each other from any and all liability or responsibility to each other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property covered by any fire and extended coverage insurance then in force, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. Landlord and Tenant shall each cause their respective insurers to include such a provision in their respective policies. During any period while the foregoing waivers of right of recovery are in effect, the party hereto as to whom such waivers are in effect shall look solely to the proceeds of such policies to compensate itself for any loss occasioned by fire or other casualty which the party suffering such loss is required to insure against pursuant to the terms of this Lease.

    16. Eminent Domain.

        16.1. Total or Partial Taking. In the event of exercise of the power of eminent domain whereby:

              (1) such portion of the Property is taken that access to the Premises is permanently impaired thereby and reasonable alternate access is not provided by Landlord within a time period which is reasonable under the circumstances; or

              (2) all or substantially all of the Premises or the Property is taken; or

              (3) less than substantially all of the Property is taken but Landlord, acting in good faith, determines that it is economically unfeasible to continue to operate the uncondemned portion of the Building as a first-class office building; or

              (4) less than substantially all of the Premises is taken, but Tenant, acting in good faith, determines that because of such taking it is economically unfeasible to continue to conduct its business in the uncondemned portion of the Premises, then in the case of (1) or (2), either party, and in the case of (3), Landlord, and in the case of (4), Tenant, shall have the right to terminate this Lease as of the date when possession of that part which was taken is required to be delivered or surrendered to the condemning authority; and in such case all Minimum Rent and other charges shall be adjusted to the date of termination. A "taking" as such term, is used in this Section 16 shall include a transfer of title or of any interest in the Property by deed or other instrument in settlement of or in lieu of transfer by operation of law incident to condemnation proceedings.

        16.2. Temporary Taking. Notwithstanding anything hereinabove provided, in the event of a taking of only the right to or for possession of the Premises for a fixed period of time or for the duration of an emergency or other temporary condition, then this Lease shall continue in full force and effect without any abatement of Minimum Rent or Additional Rent, but the amounts payable by the condemnor with respect to any period of time prior to the expiration or sooner termination of this Lease shall be paid by the condemnor to Landlord and the condemnor shall be considered a subtenant of Tenant. If the amounts payable hereunder by the condemnor are paid in monthly installments, Landlord shall apply the amount of such installments, or as much thereof as may be necessary for the purpose, toward the amount of Minimum Rent and/or Additional Rent due from Tenant for the period, and Tenant shall pay to Landlord any deficiency between the monthly amount thus paid by the condemnor and the amount due from Tenant. The above notwithstanding, if any such temporary taking shall continue for a period in excess of 180 days, Tenant shall have the right to terminate this Lease upon 10 days written notice to Landlord.

        16.3. Tenant's Waiver. Regardless of whether this Lease shall terminate, Tenant shall have no right to participate or share in any condemnation claim, damage award or settlement in lieu thereof with respect to any taking of any nature; provided, however, that Tenant shall not be precluded from independently, in an action separate from any which Landlord may bring, claiming or receiving payment for Tenant's relocation and moving expenses as may be permitted under applicable law, so long as the amount of same does not reduce the award which Landlord is entitled to receive.

    17. Default and Remedies.

        17.1. Defaults. The occurrence of any one or more of the following shall constitute an "Event of Default" under this Lease:

              17.1.1. Tenant does not pay in full when due any installment of Rent or any other charge or payment whether or not herein included as Rent, and such failure to pay is not cured within five (5) days following Tenant's receipt of notice from Landlord thereof; provided, however, that Landlord shall only be obligated to give Tenant notice of failure to pay Rent two (2) times during any period of twelve (12) consecutive calendar months. Thereafter, for the duration of such twelve (12) calendar month period, Tenant shall be in default immediately upon Tenant's failure to pay in full, when due, any installment or payment of Rent, without benefit of such notice and grace period.

              17.1.2. Tenant violates or fails to perform or otherwise breaks any covenant, agreement or condition contained in this Lease, other than those specifically addressed elsewhere in this Section 17.1, or any other obligation of Tenant to Landlord, and such violation or failure continues uncured for thirty (30) days after receipt of notice thereof from Landlord, provided that if such violation or failure is not susceptible of being cured or corrected within the aforesaid thirty (30) day period, then if Tenant shall have commenced such cure within the aforesaid thirty (30) day period and diligently and continuously prosecutes same to completion, Tenant shall have such additional time (not to exceed sixty (60) days in the aggregate) as Tenant may reasonably require to complete such cure, unless Landlord reasonably determines that such additional time would materially jeopardize the Premises, the Property or any tenants of the Building, in which event Landlord may require Tenant to complete such cure within the aforesaid thirty (30) day period.

              17.1.3. Tenant fails to maintain in full force and effect throughout the Term all insurance which Tenant is required to maintain under
Section 15 of this Lease, in the form required under Section 15.

              17.1.4. Tenant does not occupy the Premises within thirty (30) days after the Lease Commencement Date.

              17.1.5. Tenant removes or attempts to remove Tenant's property from the Premises other than in the ordinary course of business or upon termination of this Lease, without having first paid to Landlord in full all Rent and any other charges that may have become due; provided however, that so long as Tenant is current in its obligations to pay Rent and other charges that may be due, such removal or attempt to remove shall not constitute an Event of Default.

              17.1.6. Tenant fails to deliver a requested estoppel statement within the time period required pursuant to Section 26 below.

              17.1.7. Tenant makes an assignment of its rights under this Lease or enters into any sublease (or purports to do so) in violation of the terms of
Section 12, above.

              17.1.8. Tenant or any guarantor of Tenant hereunder becomes the subject of commencement of an involuntary case under the federal bankruptcy law as now or hereafter constituted, or there is filed a petition against Tenant or any guarantor of Tenant hereunder seeking reorganization, arrangement, adjustment or composition of or in respect of Tenant or any guarantor of Tenant hereunder under the federal bankruptcy law as now or hereafter constituted, or under any other applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or seeking the appointment of a receiver, liquidator or assignee, custodian, trustee, sequestrator (or similar official) of Tenant or any guarantor of Tenant hereunder or any substantial part of the property of either Tenant or any guarantor of Tenant hereunder, or seeking the winding-up or liquidation of its affairs and such involuntary case or petition is not stayed or dismissed within sixty (60) days after the filing thereof, or if Tenant or any guarantor of Tenant hereunder commences a voluntary case or institutes proceedings to be adjudicated a bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it, under the federal bankruptcy laws as now or hereafter constituted, or any other applicable federal or state bankruptcy, reorganization or insolvency or other similar law, or consents to the appointment of or taking possession by a receiver or liquidator or assignee, trustee, custodian, sequestrator (or other similar official) of Tenant or any guarantor of Tenant hereunder or of any substantial part of its property, or makes any assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due, or fails to generally pay its debts as they become due, or if Tenant or any guarantor of Tenant hereundertakes any action in contemplation of any of the foregoing.

              17.1.9. Any material misrepresentation by Tenant in this Lease, or material misrepresentation or omission in any financial statements or other materials provided by Tenant or any guarantor in connection with negotiating or entering this Lease or in connection with any sublease, assignment or Pledge under Section 12.

              17.1.10. Cancellation of any guaranty of this Lease by a guarantor.

              17.1.11. Failure by Tenant to cure within any applicable times permitted thereunder any default under any other lease of space at the Building or at any other buildings owned or managed by Landlord or its affiliates, now or hereafter entered by Tenant (and any Event of Default hereunder not cured within the times permitted for cure herein shall, at Landlord's election, constitute a default under any such other lease or leases).

              17.1.12. Failure by Tenant to comply with the same term or condition of this Lease on three occasions during any twelve month period shall cause any failure to comply with such term or condition during the succeeding twelve month period, at Landlord's option, to constitute an incurable Event of Default, if Landlord has given Tenant notice of each such prior failure within thirty (30) days after each such failure occurred. The notice and cure periods provided herein are in lieu of, and not in addition to, any notice and cure periods provided by law.

        17.2. Landlord's Remedies. Upon the occurrence of an Event of Default, and at the sole option of Landlord, in addition to all remedies Landlord may have at law or in equity,

              17.2.1. Tenant shall be and remain liable to Landlord for damages computed in accordance with Section 17.3, below, and/or

              17.2.2. the term of this Lease shall terminate and become absolutely void, without notice and without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term, agreement or covenant broken, and/or

              17.2.3. any prothonotary or attorney of any court of record is hereby irrevocably authorized and empowered to appear for Tenant in any action to confess judgment against Tenant, and may sign for Tenant an agreement, for which this Lease shall be his sufficient warrant, for entering in any competent court an action or actions in ejectment, and in any suits or in said actions to confess judgment against Tenant as well as all persons claiming by, through or under Tenant for the recovery by Landlord of possession of the Premises. Such authority shall not be exhausted by any one or more exercises thereof, but judgment may be confessed from time to time as often as any event set forth in Subsection 17.1 hereof shall have occurred or be continuing. Such powers may be exercised during as well as after the expiration or termination of the original Term and during and at any time after any extension or renewal of the Term, and/or

              17.2.4. [Intentionally omitted.]

              17.2.5. in any confession of judgment against Tenant hereunder, Landlord shall cause to be filed in such action an affidavit setting forth the facts necessary to authorize the entry of judgment and if a true copy of this Lease (and of the truth of the copy, such affidavit shall be sufficient proof) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, notwithstanding any law, rule of court, custom or practice to the contrary. Tenant releases to Landlord, and to any and all attorneys who may appear for Tenant, all procedural errors in any proceedings taken by Landlord, whether by virtue of the powers of attorney contained in this Lease or not, and all liability therefor. Tenant expressly waives the benefits of all laws, now or hereafter in force, exempting any property within the Premises or elsewhere from distraint, levy or sale. Tenant further waives the right to any notice to remove as may be specified in the Pennsylvania Landlord and Tenant Act of April 6, 1951, as amended, or any similar or successor provision of law, and agrees that five (5) days notice shall be sufficient in any case where a longer period may be statutorily specified, and/or

              17.2.6. after re-entry or retaking or recovering of the Premises, whether by way of termination of this Lease or not, Landlord may, in Landlord's sole discretion, lease the Premises or any part or parts thereof to such person or persons and upon such terms as may in Landlord's discretion seem best for a term within or beyond the term of this Lease, and Tenant shall be liable for any loss of Rent for the balance of the term and any renewal or extension for which Tenant has become bound plus the costs and expenses of reletting and of making repairs and alterations to the Premises. Further, Tenant, for itself and its successors and assigns, hereby irrevocably constitutes and appoints Landlord as Tenant's agent to collect the rents due and to become due from all subleases and apply the same to the Rent due hereunder without in any way affecting Tenant's obligation to pay any unpaid balance of Rent due or to become due hereunder, and/or

              17.2.7. Landlord may (but shall not be obligated to do so), in addition to any other rights it may have in law or equity, cure such default on behalf of Tenant, and Tenant shall reimburse Landlord upon demand for all costs incurred by Landlord in curing such default, including, without limitation, reasonable attorneys' fees and other legal expenses, together with interest thereon at the Lease Interest Rate, which costs and interest thereon shall be deemed Additional Rent hereunder.

        17.3. Damages.

              17.3.1. Without Termination. If Landlord shall not elect to terminate this Lease pursuant to Section 17.2.2 above, notwithstanding reentry upon the Premises by Landlord and in addition to and without limiting Landlord's right to other damages, upon the occurrence of an Event of Default Tenant shall be and remain liable to Landlord in an amount computed as follows: (a) an amount equal to the sum of all Rent then in arrears plus the aggregate of all Rent which is payable under this Lease for the balance of the Term, computed as if no Event of Default had occurred and any reentry had not been made (including, without limitation, Tenant's Tax Share of Real Estate Taxes and Tenant's Expense Share of Operating Expenses which would be owing for the remainder of the Term, as reasonably estimated by Landlord); plus (b) all costs and expenses incurred by Landlord in connection with the Event of Default and any reletting of the Premises, including, without limitation, (i) costs of reentry, repair and renovation, (ii) the value of all inducements granted or paid to new tenants of the Premises in connection with reletting including, without limitation, construction allowances and the value of rent-free periods, (iii) brokers' commissions and advertising expenses, (iv) watchman's wages and any sheriff's, marshall's, constable's or other officials' commissions, whether chargeable to Landlord or Tenant, and (v) attorneys' fees, costs and expenses; plus (c) interest accrued on the aggregate of the aforesaid sums from the date each was payable (or, with respect to sums owing under clause (b) from the date each was incurred by Landlord) until paid by Tenant (whether before or after judgment) at the Lease Interest Rate; which sum shall be credited with (d) all rentals actually received by Landlord during the remainder of the Term from any replacement Tenant to which the Premises are relet.

              17.3.2. Liquidated Damages Upon Termination. In the event Landlord elects to terminate this Lease pursuant to Section 17.2.2 above, Tenant shall pay to Landlord all Rent accrued and in arrears through the date of termination, plus liquidated damages equal to the aggregate of (a) the unamortized portion of any Construction Allowance paid by Landlord under Section 7, above, as of the date of termination, assuming that the Construction Allowance were amortized on a straight line basis over the entire Term at a fixed interest rate of twelve percent (12%) per annum, and (b) twenty-five percent (25%) of the balance of the Minimum Rent and monthly payments owing with respect to Tenant's Tax Share of Real Estate Taxes and Tenant's Expense Share of Operating Expenses from the date of said termination to the end of the Term of this Lease (if the same had not been terminated), to be computed as follows: (i) Minimum Rent for the remainder of the Term shall be based on the rate or rates of Minimum Rent set forth in this Lease for the remainder of the Term at the time of said termination; and
(ii) Tenant's Tax Share of Real Estate Taxes and Tenant's Operating Share of Operating Expenses for the unexpired portion of the Term shall be computed as equal to the Tenant's Tax Share of Real Estate Taxes and Tenant's Expense Share of Operating Expenses charged to Tenant for the last full calendar year immediately preceding the Event of Default; and the aggregate of the sums computed under clauses (i) and (ii) of this Section 17.3.2 shall be reduced to present value as of the date of termination of this Lease utilizing a per annum interest rate which is two percent (2%) below the Prime Rate in effect as of the date of termination. In the event any judgment has been entered against Tenant for any amount in excess of the total amount required to be paid by Tenant to Landlord hereunder, then the damages assessed under said judgment shall be reassessed and a credit granted to the extent of such excess. Landlord and Tenant have agreed to the liquidated damages herein set forth in order to avoid extended litigation following an Event of Default by Tenant and termination of this Lease, recognizing that Landlord's actual damages in such event are not susceptible of precise calculation and acknowledging that the liquidated damages herein set forth constitute fair and equitable compensation to Landlord in such event.

        17.4. Remedies Cumulative. All remedies available to Landlord hereunder and at law and in equity shall be cumulative and concurrent. No termination of this Lease nor taking or recovering possession of the Premises shall deprive Landlord of any remedies or actions against Tenant for Rent, for charges or for damages for the breach of any covenant, agreement or condition herein contained, nor shall the bringing of any such action for Rent, charges or breach of covenant, agreement or condition, nor the resort to any other remedy or right for the recovery of Rent, charges or damages for such breach be construed as a waiver or release of the right to insist upon the forfeiture and to obtain possession. No re-entering or taking possession of the Premises, or making of repairs, alterations or improvements thereto, or reletting thereof, shall be construed as an election on the part of Landlord to terminate this Lease unless written notice of such election be given by Landlord to Tenant. The failure of Landlord to insist upon strict and/or prompt performance of the terms, agreements, covenants and conditions of this Lease or any of them, and/or the acceptance of such performance thereafter shall not constitute or be construed as a waiver of Landlord's right to thereafter enforce the same strictly according to the terms thereof in the event of a continuing or subsequent default.

        17.5. Expenses of Enforcement. In the event of any litigation between Landlord and Tenant, the prevailing party shall be entitled to receive from the other the amount of its reasonable out-of-pocket legal fees and out-of-pocket expenses of counsel incurred in connection therewith.

        17.6. Nonwaiver. Any failure of Landlord to enforce any remedy allowed for the violation of any provision of this Lease shall not imply the waiver of any such provision, even if such violation is continued or repeated, and no express waiver shall affect any provision other than the one(s) specified in such waiver and only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way (i) alter the length of the Term or of Tenant's right of possession hereunder, or (ii) after the giving of any notice, reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

    18. Subordination.

        18.1. Generally. This Lease is and shall be subject and subordinate to all ground or underlying leases of the Property and to all mortgages which may now or hereafter be secured upon such leases or the Property and to any and all renewals, modifications, consolidations, replacements and extensions thereof. This Section shall be self-operative and no further instrument of subordination shall be required by any lessor or mortgagee, but in confirmation of such subordination, Tenant shall execute, within fifteen (15) days after being so requested, any certificate that Landlord may reasonably require acknowledging such subordination. Notwithstanding the foregoing, a party holding a lien, right or estate to which this Lease is subordinate shall have the right to recognize and preserve this Lease in the event of any foreclosure sale or possessory action and in such case this Lease shall continue in full force and effect and Tenant shall attorn to such party and shall execute, acknowledge and deliver any instrument that has for its purpose and effect the confirmation of such attornment. If Landlord shall so request, Tenant shall send to any mortgagee or ground lessor of the Property designated by Landlord, a copy of any notice thereafter given by Tenant to Landlord alleging a material breach by Landlord of its obligations under this Lease.

        18.2. Rights of Mortgagee. In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right:

              (1) until it has given written notice of such act or omission to the holder of each such mortgage or ground lease whose name and address shall previously have been furnished to Tenant in writing; and

              (2) until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy).

    19. Holding Over.

        Should Tenant continue to occupy the Premises after expiration of the term of this Lease or any renewal or renewals thereof, or after a forfeiture incurred, such tenancy shall (without limiting any of Landlord's rights or remedies concerning an Event of Default) be one at sufferance from month to month at a minimum monthly rent equal to twice the total of the Rent payable for the last month of the term of this Lease prior to the holdover and, in addition thereto, Tenant shall pay to Landlord an amount equal to all damages, consequential as well as direct, sustained by reason of Tenant's retention of possession. Neither Landlord's demand nor Landlord's receipt of the aforesaid compensation for use and occupancy shall be deemed to provide Tenant with any right to any use, occupancy, or possession of the Premises either for the period for which such compensation has been demanded or paid, or for any time before or after such period. The provisions of this Section 19 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law or in equity.

    20. Notices.

        All bills, statements, notices or other communications given hereunder shall be deemed sufficiently given or rendered only if in writing and sent to Tenant or Landlord by certified or registered mail, return receipt requested, postage prepaid, as follows:

     If to Tenant:

        Real Media, Inc.
        260 5th Avenue, 4th Floor
        New York, NY 10001

     If to Landlord:

        Hub PROPERTIES TRUST
        c/o REIT Management & Research, Inc.
        400 Centre Street
        Newton, Massachusetts  02458
        Attention: Property Management

     With a copy to:

        REIT Management & Research, Inc.
        Management Office
        Concourse Level, Mellon Bank Center
        1735 Market Street
        Philadelphia, PA  19103
        Attention:  General Manager

or such other person or place as either party hereto may designate by notice given as aforesaid. Notice shall be deemed received as of the date set forth on the return receipt.

    21. Certain Rights Reserved to the Landlord.

        Landlord waives no rights except those that may be specifically waived in this Lease, and explicitly retains all other rights including, without limitation, the following rights, the exercise of which shall not be deemed to constitute an eviction or disturbance of Tenant's use or possession of the Premises and shall not give rise to any claim for set-off or abatement of Rent or any other claim (provided, however, Landlord shall exercise reasonable efforts under the circumstances to exercise such rights in a manner which will not unreasonably impair Tenant's ability to conduct the Permitted Use within the Premises):

        21.1. Building Name. To change the name of the Building, presently 580 Virginia Drive, and to change the street address of the Building, presently 580 Virginia Drive.

        21.2. Exterior Signs. To install and maintain a sign or signs on the exterior of the Building.

        21.3. Decoration. To decorate or to make repairs, alterations, additions or improvements, whether structural or otherwise, in or about the Property, or any part thereof, and for such purposes to temporarily close doors, entry ways, public space and corridors in and about the Property and to interrupt or temporarily suspend services or use of facilities, all without affecting any of Tenant's obligations hereunder, so long as the Premises are reasonably accessible and usable.

        21.4. Keys. To furnish door keys, pass cards and the like for the entry door(s) in the Premises at the commencement of the Lease and to retain at all times, and to use in appropriate instances, keys and pass cards to all doors within and into the Premises. Tenant agrees to (i) purchase, only from Landlord, additional duplicate keys or pass cards as required, (ii) change no locks or other security devices and (iii) not to affix locks on doors without the prior written consent of the Landlord. Upon the expiration of the Term or Tenant's right to possession, Tenant shall return all keys and pass cards to Landlord and shall disclose to Landlord the combination of any safes, cabinets or vaults left in the Premises.

        21.5. Window Coverings. To designate and approve all window coverings used on the Property or any part thereof.

        21.6. Placement of Loads. To approve the weight, size and location of safes, vaults and other heavy equipment and articles in and about the Premises and the Property so as not to exceed the legal load per square foot designated by the structural engineers for the Property, and to require all such items and furniture and similar items to be moved into or out of the Property and Premises only at such times and in such manner as Landlord shall direct in writing. Tenant shall not install or operate machinery or any mechanical devices of a nature not directly related to Tenant's ordinary use, as limited by the Permitted Use, of the Premises without the prior written consent of Landlord. Movements of Tenant's property into or out of the Property or Premises are entirely at the risk and responsibility of Tenant.

        21.7. Deliveries. To regulate delivery of supplies and the usage of the loading docks, receiving areas and freight elevators.

        21.8. Entry to Premises. To enter the Premises in accordance with
Section 17, and in the last year of the Term of this Lease, to show the Premises to prospective tenants at reasonable times and, if vacated or abandoned, to view the Premises at any time and to prepare the Premises for re-occupancy.

        21.9. Pipes, Conduits, and Wiring. To erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Premises at reasonable locations.

        21.10. Inspection and Repair. To enter the Premises at any reasonable time to inspect the Premises and to make repairs or alterations as Landlord deems necessary, with due diligence and minimum disturbance.

        21.11. Conduct of Other Business on the Property. To grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in or on the Property.

        21.12. Alterations to Property. To alter the layout, design and/or use of the Property in such manner as Landlord, in its sole discretion, deems appropriate, so long as the character of the Property as a first-class office property is maintained. While it is presently intended that the Property shall include the development of a retail shopping arcade, Tenant acknowledges that Landlord has made no promise, agreement, warranty or representation that any such development will be undertaken or effected or as to any particular of such development as shall be undertaken or effected, nor is such development (or any particular thereof) in any way a condition of this Lease.

        21.13. Redecoration of Premises. During the last six (6) months of the term of this Lease, if during or prior to that time Tenant has vacated the Premises, to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy, without affecting Tenant's obligation to pay Rent for the Premises.

        21.14. Adjoining Areas. The use of and reasonable access thereto through the Premises, for the purposes of operation, maintenance, decoration and repair, of (a) all walls, windows and doors bounding the Premises (including exterior walls of the Building, core corridor walls and doors and any core corridor entrance) except the surfaces thereof within the Premises , (b) any terraces or roofs adjacent to the Premises and (c) any space in or adjacent to the Premises used for shafts, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other facilities.

    22. [Intentionally omitted.]

    23. Use and Occupancy Tax and Miscellaneous Taxes.

        Tenant shall pay prior to delinquency all taxes assessed against or levied upon its occupancy of the Premises or upon the fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises and when possible Tenant shall cause said fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the property of Landlord. In the event any or all of Tenant's fixtures, furnishings, equipment or other personal property or its occupancy of the Premises shall be assessed and taxed with the property of Landlord, Tenant shall pay to Landlord its share of such taxes within twenty (20) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant's fixtures, furnishings, equipment, personal property or occupancy. If, during the Term of this Lease or any renewal or extension thereof, any tax is imposed upon the privilege of renting or occupying the Premises or upon the amount of rentals collected therefor, Tenant will pay each month, as Additional Rent, a sum equal to such tax or charge that is imposed for such month, but nothing herein shall be taken to require Tenant to pay any income, estate, inheritance or franchise tax imposed upon Landlord except to the extent required by Section 5 hereof. In addition, Tenant will pay as additional rent all Fort Washington School District Business Use and Occupancy Tax applicable to Tenant and the Premises (if any) within the time set forth in any bill rendered by the City of Fort Washington or Landlord for said tax.

    24. Excepted from Premises.

        Any hallways, passageways, stairways, elevators, or other means of access to and from the Premises or the upper or lower portions of the Property, or the space occupied by the said hallways, passageways, stairways, elevators and other means of access, although such may be within the Premises as described hereinabove, shall be taken to be excepted therefrom, without being deemed to reduce the Rentable Area thereof, and reserved to Landlord or to the tenants of the Property in common and the same shall not be considered an exclusive portion of the Premises. All ducts, pipes, wires or other equipment used in the operation of the Property, or any part thereof, and any space occupied thereby, whether or not within the Premises description, shall also be excepted and reserved from the Premises, without being deemed to reduce the Rentable Area thereof, and Tenant shall not remove or tamper with or use the same and will permit Landlord to enter the Premises to service, replace, remove or repair the same.

    25. Mechanics' and Other Liens.

        25.1. Tenant covenants that it shall not (and has no authority to) create or allow any encumbrance against the Premises, the Property, or any part of any thereof or of Landlord's interest therein.

        25.2. Tenant covenants that it shall not suffer or permit to be created, or to remain, any lien or claim thereof (arising out of any work done or services, material, equipment or supplies furnished for or at the request of Tenant or by or for any contractor or subcontractor of Tenant, other than such furnished by Landlord) which is or may become a lien upon the Premises, the Property, or any part of any thereof or the income therefrom or any fixture, equipment or similar property therein.

        25.3. If any lien or claim shall be filed, Tenant shall within ten (10) days after the filing thereof, cause the same to be discharged of record by payment, deposit, bond or otherwise. If Tenant shall fail to cause such lien or claim to be discharged and removed from record within that period, then, without obligation to investigate the validity thereof and in addition to any other right or remedy Landlord may have, Landlord may, but shall not be obligated to, contest the lien or claim or discharge it by payment, deposit, bond or otherwise; and

Landlord shall be entitled, if Landlord so decides, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest and costs. Any amounts so paid by Landlord and all costs and expenses, including attorneys' fees, incurred by Landlord in connection therewith, together with interest at the Lease Interest Rate from the respective dates of Landlord's making of the payment or incurring of the cost or expense, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord promptly on demand.

        25.4. Notwithstanding anything to the contrary in this Lease or in any other writing signed by Landlord, neither this Lease nor any other writing signed by Landlord shall be construed as evidencing, indicating, or causing an appearance that any erection, construction, alteration or repair to be done, or caused to be done, by Tenant is or was in fact for the immediate use and benefit of Landlord. Further, notwithstanding anything contained herein to the contrary, nothing contained in or contemplated by this Lease shall be deemed or construed in any way to constitute the consent or request on the part of Landlord for the performance of any work or services or the furnishing of any materials for which any lien could be filed against the Premises or the Property or any part of any thereof, nor as giving Tenant any right, power, or authority to contract for or permit the performance of any work or services or the furnishing of any materials for which any lien could be filed against the Premises, the Property or any part of any thereof.

    26. Estoppel Statement.

        26.1. Tenant from time to time, within ten (10) days after request by Landlord, shall execute, acknowledge and deliver to Landlord a statement, which may be relied upon by Landlord or any proposed assignee of Landlord's interest in this Lease or any existing or proposed mortgagee or ground lessor or purchaser of the Property or any interest therein, certifying (i) that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified and listing the instruments of modification); (ii) the dates to which Minimum Rent and all other charges have been paid; (iii) whether or not Landlord is in default hereunder or whether Tenant has any claims or demands against Landlord (and, if so, the default, claim and/or demand shall be specified); (iv) if applicable, that Tenant has accepted possession and has entered into occupancy of the Premises; (v) the Lease Commencement Date and the Termination Date, and certifying as to such other matters as Landlord may reasonably request. Tenant acknowledges that any such statements so delivered by Tenant may be relied upon by Landlord, any landlord under any ground or underlying lease, or by any prospective partner, purchaser, mortgagee, lender, or any assignee of any mortgage.

        26.2. The failure of Tenant to execute, acknowledge and deliver to Landlord a written instrument in accordance with the provisions of this Section 26 within the ten (10) day period above provided shall constitute an acknowledgment by Tenant, which may be relied upon by Landlord, any landlord under any ground or underlying lease, or by any prospective purchaser, mortgagee, lender, or any assignee or any mortgage that this Lease has not been modified, supplemented or amended except as set forth in Landlord's request, and is in full force and effect (or in full force and effect as so modified, supplemented or amended), that the Minimum Rent, Additional Rent and any other charges arising hereunder have not been paid beyond the respective due dates immediately preceding the date of such request, that Tenant has no right of set-off or other defense to this Lease and of the truth of such other facts and conditions as shall have been requested to be certified, and shall constitute, as to any person entitled to rely as aforesaid, a waiver of any defaults which may exist prior to the date of such request.

    27. Covenant of Quiet Enjoyment.

        Landlord covenants that Tenant, on paying the Rent and all other charges or payments herein reserved or payable and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof.

    28. Brokers.

        Tenant represents and warrants to Landlord that it has not dealt with any broker, agent, finder or other person in the negotiation for or the obtaining of this Lease other than Kelley & Associates, Inc. and Preferred Real Estate Advisors, Inc. ("Brokers"), and agrees to indemnify and hold Landlord harmless from any and all costs (including attorney's fees) and liability for commissions or other compensation claimed by any such broker, agent, finder or other person other than Brokers, employed by it or claiming to have been engaged by it in connection with this Lease. Landlord agrees to pay a fee or commission owing Brokers on account of this Lease, pursuant to separate written agreements.

    29. Limitations on Liability.

        29.1. The liabilities of the parties described below shall be qualified in accordance with this Section 29.

        29.2. Tenant Liability. The word "Tenant" as used in this Lease shall be construed in the plural in all cases where there is more than one tenant (and in such cases the liability of such tenants shall be joint and several) and the necessary grammatical changes required to make the provisions hereof apply to corporations, partnerships, or individuals, men or women, shall in all cases be assumed to have been made. Each provision hereof shall extend to and as the case may require, shall bind and inure to the benefit of Tenant and its successors and assigns, provided that this Lease shall not inure to the benefit of any assignee or successor of Tenant except upon the express written consent of Landlord pursuant to Section 12 hereof (unless not required pursuant to Subsection 12.1 above).

        29.3. Landlord Liability.

              29.3.1. It is expressly understood and agreed by Tenant that none of Landlord's covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Landlord or its partners, and any liability for damage or breach or nonperformance by Landlord shall be collectible only out of Landlord's interest in the Property and no personal liability is assumed by, nor at any time may be asserted against, Landlord or its partners or any of its or their officers, agents, employees, legal representatives, successors or assigns, if any, all such liability, if any, being expressly waived and released by Tenant, and in any proceeding or in the case of any judgment against Landlord, Tenant shall request that the judgment index be noted to reflect the exclusion from liability herein set forth. In addition to all other limitations contained in this Lease, Landlord hereby notifies Tenant that the Declaration of Trust of Hub Properties Trust provides, and Tenant agrees, that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) of Landlord shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord. In addition to all other limitations contained in this Lease, Landlord hereby notifies Tenant that the Declaration of Trust of Hub Properties Trust provides, and Tenant agrees, that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) of Landlord shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

              29.3.2. The Landlord named on page 1 of this Lease and any subsequent owners of such Landlord's interest in the Property, as well as their respective heirs, personal representatives, successors and assigns shall each have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord, including the right to proceed in its own name to enter judgment by confession or otherwise, but any such person, whether or not named herein, shall have no liability hereunder after it ceases to hold such interest.

              29.3.3. In the event of any sale or other conveyance or transfer of Landlord's interest in the Property, the transferor shall be and hereby is entirely free and relieved of all covenants and obligations of Landlord hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the transferee at any such sale or conveyance or transfer that (subject to the limitation of Landlord's liability in this Section 29) the transferee has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder, including, without limitation, obligations for all defaults and claims (if any) arising prior to the date of such transfer.

        29.4. Mortgagee Liability. No mortgagee or ground lessor which shall succeed to the interest of Landlord hereunder (either in terms of ownership or possessory rights) shall be: (1) liable for any previous act or omission of any prior Landlord; (2) subject to any rental offsets or defenses hereunder because of any act or omission of any prior Landlord; (3) bound by any amendment of this Lease made without its written consent or by payment by Tenant of Rent in advance in excess of one (1) month's rent; (4) liable for any security not actually received by it; or (5) liable for the construction of any of the improvements to the Premises not constructed by it. Subject to the foregoing, the provisions hereof shall be binding upon and inure to the benefit of the successors and assigns of Landlord.

    30. Miscellaneous.

        30.1. Irrevocable Offer and Required Approval. The submission of this Lease for examination does not constitute an offer to lease, or a reservation of or option for the Premises, and this Lease becomes effective only upon execution and delivery thereof by both Landlord and Tenant. In consideration of Landlord's administrative expense in considering this Lease and the term of Tenant's proposed tenancy hereunder, Landlord's reservation of the leased Premises pending such consideration and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant's submission to Landlord of this Lease, duly executed by Tenant, shall constitute Tenant's irrevocable offer to continue for fifteen (15) days from and after receipt by Landlord of the said Lease duly executed by Tenant or until Landlord shall deliver to Tenant written notice of rejection of Tenant's offer, whichever shall first occur. If within said fifteen (15) day period Landlord shall neither return the Lease duly executed by Landlord nor so advise Tenant of Landlord's rejection of Tenant's offer, then after said fifteen (15)) day period Tenant shall be free to revoke its offer.

        30.2. Non Waiver. The failure of either party hereto in any one or more instances to insist upon the strict performance of any one or more of the agreements, terms, covenants, conditions or obligations of this Lease, or to exercise any right, remedy or election herein contained, shall not be construed as a waiver or relinquishment of the right to insist upon such performance or exercise in the future, and such right shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.

        30.3. Partial Payment. No payment by Tenant or receipt by Landlord of a lesser amount than the correct Minimum Rent or Additional Rent due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance or pursue any other remedy in this Lease or at law provided.

        30.4. Prior Agreements and Amendments. This Lease constitutes the entire agreement between the parties relating to the subject matter contained herein. Neither party hereto has made any representations or promises to the other except as expressly contained herein. This Lease supersedes all prior negotiations, agreements, informational brochures, letters, promotional information and other statements and materials made or furnished by Landlord or its agents. The submission of this Lease by Landlord, its attorneys or agents, for examination or execution by Tenant, does not constitute a reservation of (or option for) the Premises in favor of Tenant and Tenant shall have no right or interest in the Premises and Landlord shall have no liability hereunder, unless and until this Lease is executed and delivered by Landlord. No rights, easements or licenses are acquired in the Property or in any land adjacent thereto, by Tenant by implication or otherwise, except as expressly set forth in this Lease. No agreement hereinafter made shall be effective to change, modify, discharge or effect an abandonment of this Lease, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

        30.5. Mortgagee Approval. If any mortgagee shall have the right of approval of this Lease and such mortgagee shall, subsequent to the execution hereof by all parties hereto, require a change or changes in this Lease as a condition of its approval thereof and if within thirty (30) days after notice from Landlord, Tenant fails or refuses to execute the amendment(s) to this Lease accomplishing the change or changes which are stated by Landlord as being needed in connection with the approval of this Lease by the mortgagee, Landlord shall have the right to cancel this Lease. It is understood and agreed that any such change or changes required by such mortgagee shall not materially affect or alter: (1) the Minimum Rent; (2) the size of the Premises; or (3) any Tenant Work agreed to be performed in the Premises by Landlord.

        30.6. Partial Invalidity. If any of the provisions of this Lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

        30.7. Common Facilities. Tenant and its agents, employees and invitees, shall have the right to use, in common with all others granted such rights by Landlord, in a proper and lawful manner, the common walkways and sidewalks on the Property, the common entranceways, lobbies and elevators furnishing access to the Premises, and (if the Premises includes less than a full floor) the common lobbies, hallways and toilet rooms on the floor on which the Premises is located. Such use shall be subject to such reasonable rules, regulations and requirements as Landlord may from time to time prescribe with respect thereto.

        30.8. Choice of Law. This Lease has been executed and delivered in the Commonwealth of Pennsylvania and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania. Any action brought to enforce or interpret this Lease shall be brought in the court of appropriate jurisdiction in the county in which the Building is located. Should any provision of this Lease require judicial interpretation, it is agreed that the court interpreting or considering same shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same. It is agreed and stipulated that all parties hereto have participated equally in the preparation of this Lease and that legal counsel was consulted by each responsible party before the execution of this Lease.

        30.9. No Recordation. This Lease shall not be recorded in whole or in memorandum form by either party hereto without the prior written consent of the other.

        30.10. Receipt of Money. No receipt of money by Landlord from Tenant after the termination of this Lease or after the service of any notice or after the commencement of any suit, or after final judgment for the possession of the Premises, shall reinstate, continue or extend the term of this Lease or affect any such notice, demand or suit or imply consent for any action for which Landlord's consent is required.

        30.11. No Joint Venture. This Lease shall create only the relationship of Landlord and Tenant between Landlord and Tenant and no estate shall pass out of Landlord. Nothing herein is intended to be construed as creating a joint venture or partnership relationship between the parties hereto.

        30.12. No Third Party Beneficiaries. Notwithstanding anything to the contrary contained herein, no provision of this Lease is intended to benefit any party other than the signatories hereto and their permitted heirs, personal representatives, successors and assigns, and no provision of this Lease shall be enforceable by any other party.

        30.13. Exhibits. All exhibits referred to in this Lease are attached hereto and shall be deemed an integral part hereof.

        30.14. Captions. The captions included in this Lease, whether for sections, subsections, paragraphs, Table of Contents, Exhibits, or otherwise, are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof, and are not to be used in interpreting this Lease or for any other purpose in the event of any controversy.

        30.15. Representations. Landlord and Manager have made no representation, agreement, condition, warranty, understanding, or promise, either oral or written, other than as set forth herein, with respect to the Lease, the Property, the Premises, or otherwise.

        30.16. Gender; Plural Terms; Persons. The masculine, feminine, or neuter pronoun shall each include the masculine, feminine, and neuter genders. A reference to person shall mean a natural person, a trustee, a corporation, a partnership and any other form of legal entity. All references (including pronouns) in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, as the context may require.

        30.17. Time. Time is of the essence of this Lease with respect to the performance by Landlord and Tenant of all of their obligations hereunder.

        30.18. Waiver of Jury Trial. It is mutually agreed by and between Landlord and Tenant that they hereby waive trial by jury in any action proceeding or counter-claim brought by either of the parties hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises or claim of injury or damage.

        30.19. [Intentionally omitted.]

        30.20. Letter of Credit; Security Deposit

               30.20.1. Within ten (10) days following Tenant's execution of this Lease, Tenant shall deposit with Landlord an irrevocable, unconditional sight draft letter of credit in the amount of $306,965.00, in the form attached hereto as Exhibit "F" and issued by a banking institution reasonably acceptable to Landlord (the "Letter of Credit"). Landlord shall hold the Letter of Credit as security for the full performance by Tenant of all terms, covenants and conditions of this Lease. Upon the occurrence of an Event of Default, Landlord may draw upon the Letter of Credit in an amount or amounts sufficient in Landlord's reasonable judgment to cure said Event of Default. It is understood that the proceeds of the Letter of Credit are not to be considered as the last rental due under this Lease. If at any time during the Term of this Lease Landlord draws against the Letter of Credit in whole or in part in order to cure an Event of Default, Tenant shall within ten (10) days after demand by Landlord tender to Landlord a replacement Letter of Credit in the full amount required hereunder (Tenant's failure to timely do so shall be deemed a failure by Tenant to pay Rent for purposes of Section 17.1, above). Each Letter of Credit delivered hereunder shall be subject to the same provisions of this Lease as apply to a cash security deposit. The Letter of Credit shall have an expiration date which is not less than one year from its delivery date. If the Term is then continuing, Tenant shall annually deliver to Landlord a replacement Letter of Credit at least twenty (20) business days prior to the expiration of the Letter of Credit then being held by Landlord hereunder. If Tenant shall fail to timely deliver a replacement Letter of Credit, then Landlord shall be entitled to draw immediately under the Letter of Credit in Landlord's possession, without being required to give notice or provide a grace period to Tenant, and shall hold the funds so drawn as a cash security deposit.

              30.20.2. Notwithstanding the provisions of Subsection 30.20.1, Landlord agrees that the face amount of replacement Letters of Credit provided under the terms of Subsection 30.20.1 during the Term may be reduced to the following respective amounts during the following respective Lease Years, provided that no Event of Default shall have occurred during the Term:

     Second Lease Year                    $236,180.50
     Third Lease Year                     $165,397.00
     Fourth Lease Year                    $ 94,612.50
     Fifth Lease Year                     $ 63,075.00
     Sixth Lease Year                     $ 31,537.50

If an Event of Default shall occur, no further reductions in the face amount of the Letter of Credit shall be permitted thereafter under the terms of this Subsection 30.20.2.

              30.20.3. Notwithstanding the foregoing provisions of this Section 30.20, in the event that at any time during the Term Tenant delivers to Landlord current audited financial statements of Tenant prepared by an independent certified public accounting firm reasonably satisfactory to Landlord and establishing that Tenant has a tangible net worth of at least $5,000,000.00, and provided that no Event of Default shall have theretofore occurred during the Term, then Tenant may elect to deposit with Landlord prior to the date of expiration of the Letter of Credit then in Landlord's possession the sum which is equal to two (2) months of Minimum Rent at the rate then payable by Tenant (to be increased as such rate of Minimum Rent increases under this Lease) as security for the faithful performance by Tenant of all terms, covenants and condition of this Lease, whereupon Landlord shall return to Tenant the Letter of Credit then held by Landlord and no further Letter of Credit shall be required hereunder; provided, however, that upon Landlord's request from time to time (not more often than annually), Tenant shall deliver to Landlord current audited financial statements, and if Tenant's tangible net worth is thereby revealed to be less than $5,000.000.00 Landlord reserves the right to require that Tenant again post a Letter of Credit in the sum which would then be required hereunder, which Tenant shall deliver to Landlord within fifteen (15) days following Landlord's written request. Furthermore, notwithstanding the foregoing provisions of this Section 30.20, provided that no Event of Default shall have occurred during the Term, if Tenant timely exercises the renewal option contained in Section 3.6 hereof, during the Renewal Term no Letter of Credit shall be required hereunder. Rather, on or before the first day of the Renewal Term, Tenant will deposit with Landlord the sum which is equal to two (2) months of Minimum Rent at the rate payable by Tenant during the Renewal Term as security for the faithful performance by Tenant of all terms, covenants and conditions of this Lease. If Tenant defaults under this Lease at any time, Landlord may use, apply or retain the whole or any part of the security deposited to the extent necessary to cure said default. It is understood that the deposit is not to be considered as the last rental due under this Lease. If at any time during the term of this Lease, Landlord applies all or a portion of this deposit to cure Tenant's default, Tenant shall repay to Landlord within five (5) days after demand by Landlord any amount necessary to restore the security deposited to the full sum set forth above.

              30.21. Light and Air. No diminution or shutting off of any light, air or view by any structure now or hereafter erected shall in any manner affect this Lease or the obligations of Tenant hereunder, or increase any of the obligations of Landlord hereunder.

              30.22. Monument Sign. During the first Lease Year, Landlord agrees to construct a monument sign at or about the entrance to the Property on Virginia Drive, on which names of the tenants of the Building shall be posted. Tenant shall have the right to post its name on such monument sign at Tenant's expense and in accordance with Landlord's uniform rules and regulations respecting the style, size and type of lettering permitted on such sign and Landlord's prior approval of signage specifications respecting same. Notwithstanding the foregoing, Landlord's obligation to construct the monument sign contemplated hereunder shall be contingent upon Landlord obtaining all necessary governmental permits and approvals, absent which Landlord shall have no obligation hereunder.

              SECTION 17.2 PROVIDES FOR THE CONFESSION OF JUDGMENT AGAINST TENANT AND FOR EJECTMENT. IN CONNECTION THEREWITH, TENANT, KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND UPON ADVICE OF SEPARATE COUNSEL, UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE RESPECTIVE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA. WITHOUT LIMITATION OF THE FOREGOING, TENANT HEREBY SPECIFICALLY WAIVES ALL RIGHTS TENANT HAS OR MAY HAVE TO NOTICE AND OPPORTUNITY FOR A HEARING PRIOR TO EXECUTION UPON ANY JUDGMENT CONFESSED AGAINST TENANT BY LANDLORD HEREUNDER.

              TENANT (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF LANDLORD HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LANDLORD WILL NOT SEEK TO EXERCISE OR ENFORCE ITS RIGHTS TO CONFESS JUDGMENT HEREUNDER, AND (II) ACKNOWLEDGES THAT THE EXECUTION OF THIS LEASE BY LANDLORD HAS BEEN MATERIALLY INDUCED BY, AMONG OTHER THINGS, THE INCLUSION IN THIS LEASE OF SAID RIGHTS TO CONFESS JUDGMENT AGAINST TENANT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS SAID PROVISIONS WITH TENANT'S INDEPENDENT LEGAL COUNSEL AND THAT THE MEANING AND EFFECT OF SUCH PROVISIONS HAVE BEEN FULLY EXPLAINED TO TENANT BY SUCH COUNSEL, AND AS EVIDENCE OF SUCH FACT AN AUTHORIZED OFFICER OF TENANT SIGNS HIS OR HER INITIALS IN THE SPACE PROVIDED BELOW.


                                                       -------------------------
                                                       (INITIALS)

              IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Lease to be executed by their duly authorized representatives as of the day and year first above written.

                                    LANDLORD

                                    HUB PROPERTIES TRUST,
                                    a Maryland real estate investment trust


                                    By:  /s/ Jennifer J. Clark
                                       -----------------------------------------
                                        Name:
                                        Title:  Senior Vice President


                                    TENANT

Attest:                             REAL MEDIA, INC.


-----------------------------       By:  /s/ Norman M. Blashka
[Corporate Seal]                       ---------------------------------------
                                        Name:   Norman M. Blashka
                                        Title:  CFO

                                    EXHIBIT A
                                       To
                            580 Virginia Drive Lease

                               PREMISES FLOOR PLAN

                                    EXHIBIT B
                                       To
                            580 Virginia Drive Lease

                           CONFIRMATION OF LEASE TERM

            THIS IS AN AGREEMENT dated as of the _____ day of ______________ , 19__ by and between HUB PROPERTIES TRUST ("Landlord") and REAL MEDIA, INC. ("Tenant").

                              W I T N E S S E T H:

            WHEREAS, by a lease dated as of ____________ , 199_, between the parties hereto (the "Lease") Landlord leased to Tenant and Tenant leased and took from Landlord, certain premises at 580 Virginia Drive, Fort Washington, Pennsylvania for the term and upon the terms and conditions more specifically set forth therein (the "Premises");

            WHEREAS, the Lease provides that the parties shall execute a confirmation of certain terms of the Lease when the Rent Commencement Date (as defined in the Lease) has occurred;

            NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

            A. The Lease has not been amended except as follows:

            B. The Tenant is now in possession of the Premises.

            C. The Tenant acknowledges that the Lease is in full force and effect.

            D. The Lease Commencement Date of the Lease, the Rent Commencement Date for Phase I] and the Termination Date of the Term of the Lease are as follows:

            E. Tenant's obligation to pay Minimum Rent for Phase I commences on the Rent Commencement Date for Phase I.

            F. Tenant's obligation to pay Minimum Rent for Phase II commences on the Rent Commencement Date for Phase II.

            IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed by their duly authorized representatives the day and year first above written.

                                    LANDLORD

                                    HUB PROPERTIES TRUST

                                    By:
                                       -----------------------------------
                                       Name:
                                       Title:

                                    TENANT

                                    REAL MEDIA, INC.

                                    By:
                                       -----------------------------------
                                       Name:
                                       Title:

                                    EXHIBIT C
                                       To
                            580 Virginia Drive Lease

                               580 VIRGINIA DRIVE
                              RULES AND REGULATIONS

    1. The entrances, sidewalks, halls, passages, concourses, plaza, elevators, lobbies, stairways, and driveways shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the Premises. The halls, passages, entrances, elevators, stairways, balconies and roof are not for the use of the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation, or interest of the Building or its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of its business unless such persons are engaged in illegal activities.

    2. Tenant, its employees, contractors, agents, servants, visitors, and licensees shall not go upon the roof or mechanical floors of the Building without the written consent of Landlord.

    3. The exterior windows and doors that reflect or admit light or air into the Premises or the halls, passageways or other public places in the Building or the Property, shall not be covered or obstructed by Tenant. No showcase or other articles shall be put in front or affixed to any part of the exterior of the Building or the Property, nor placed in the halls, corridors or vestibules, nor shall any article obstruct any air-conditioning supply or exhaust.

    4. No awnings, air conditioning units, fans, aerials, antennas, or other projections or similar devices shall be attached to the Building, regardless of whether inside the Building or on its facade or its roof, without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window, transom or door of the Premises or the Building without the prior written consent of Landlord. All curtains, blinds, shades, screens, and other fixtures must be of a quality, type, design and color, and attached in the manner approved by Landlord. All electrical fixtures shall be fluorescent, of a quality, type, design, and color approved by Landlord unless the prior consent of Landlord has been obtained for any other lighting or lamping.

    5. No Tenant or employees, contractors, agents, servants, visitors, or licensees of Tenant shall sweep or throw or permit to be placed, left or discarded from the Premises any rubbish, paper, articles, objects or other substances into any of the corridors or halls, elevators, or out of the doors or stairways of the Building.

    6.   Tenant shall at all times keep the Premises neat and orderly.

    7. Tenant shall not mark, paint, drill into, or in any way deface any part of the Premises, Building or Property. The ceiling shall not be used for the suspension of any item or fixture, including, without limitation, plants and decorative items. No boring, drilling of nails or screws, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord and as Landlord may direct. Tenant shall not lay floor tile or other similar floor covering in the Premises, except with the prior approval of Landlord. Floor covering shall be affixed to the floor in a manner which permits easy removal and shall be subject to approval by Landlord prior to installation.

    8. No freight, furniture of bulky matter of any description shall be received into the Building or carried into the passenger or service elevators except during hours and in a manner approved by Landlord. Any hand trucks, carryalls, or similar appliances used for delivery or receipt of merchandise or equipment shall be equipped with rubber tires, side guards and such other safeguards as Landlord shall require.

    9. Tenant shall not permit any work to be done in the Premises including moving of goods into or out of the Premises except by contractors approved by Landlord.

    10. Any Tenant deciding to move any equipment or office furniture into, out of, or within the Building must notify Landlord at least one (1) week in advance of intended move. Such notification shall include: (i) the date of the move, (ii) the time of move (which shall not be during normal working hours without Landlord's consent), (iii) the number of elevators and operators required for the move, and (iv) an agreement by the Tenant to pay the then prevailing charge for the use of the elevators and operators. Upon receipt of the above information, Landlord, or its agent, will issue a letter of authorization to the Tenant to arrange for elevator operators.

    11. The service elevator shall not be used by Tenant without Landlord's prior approval.

    12. Tenant shall not alter any lock or install a new or additional lock or any bolt or other security device on any door of the Premises without prior written consent of Landlord. If Landlord shall give its consent, Tenant shall in each case furnish Landlord with two keys for each such lock and security device.

    13. No signs, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any Tenant on any part of the outside of the Premises, Building, or Property, or on the inside of the Premises without the prior written consent of Landlord. In the event of violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to the tenant or tenants violating this rule. Interior signs on door and directory tablet shall be inscribed, painted or affixed for each tenant by

Landlord at the expense of such tenant, and shall be of a size, color and style acceptable to Landlord.

    14. Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord's opinion, tends to impair the reputation of the Property or its desirability as a building for offices, and upon written notices from Landlord, Tenant shall refrain from or discontinue such advertising. In no event shall Tenant, without the prior written consent of Landlord, use the name of the Building or use pictures or illustrations of the Property in any advertising other than in indicating Tenant's address.

    15. Dock facilities are to be used only for loading and unloading procedures. No parking or storage privileges are extended.

    16. No dumpsters are to be placed at the loading dock without prior notification and approval by Landlord.

    17. If Tenant desires telecommunications signaling, telephonic, protective alarm, connections, or other such wires, apparatus, or devices, Landlord will direct electricians as to where and how the wires are to be introduced. No boring or cutting for wires or otherwise shall be made without directions and approval from Landlord. All wires must be clearly tagged at the distributing boards and junction boxes, and elsewhere as required by Landlord, with the number of the office to which said wires lead, the purpose of the wires, and the name of the concern, if any, operating or servicing the same.

    18. The electrical, mechanical, and telephone closets, water and wash closets, drinking fountains and other plumbing, electrical and mechanical fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, coffee grounds, acids or other substances shall be deposited therein. No access to the electrical, mechanical and telephone closets will be permitted without the prior consent of Landlord. All damages resulting from any misuse of the fixtures shall be borne by the Tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same. No person shall waste water by interfering or tampering with the faucets or otherwise.

    19. Tenant shall not keep upon or attach to the Premises any goods or chattels which are the subject of a security agreement of other secured transactions, and all goods, property and chattels to be used or kept or to be attached upon the Premises shall be owned by Tenant or leased by Tenant, provided however, that no such leased goods, property or chattels shall be leased with the understanding that they shall be exempt from levy for rent and other charges herein reserved as rent.

    20. Tenant shall not create, execute, or deliver any financing or security agreement of any kind that may be considered or give rise to any lien upon the Premises, the Building, or the Property.

    21. Tenant, any of Tenant's servants, employees, contractors, agents, visitors, or licensees, shall not at any time use, bring or keep upon the Premises, the Building, or the Property any flammable, combustible, caustic, poisonous or explosive fluid, chemical or substance, or any chemical except such as are components of commercial products not regulated by law in their use or disposal and as are normally used by occupants of office buildings for ordinary cleaning and office related supplies in reasonable quantities.

    22. No portion of the Premises, Building, or Property shall be used or occupied at any time for manufacturing, for the storage of merchandise, for the sale of merchandise, goods or property of any kind at auction or otherwise, or as sleeping or lodging quarters.

    23. In the design, layout, construction, renovation, and/or installation of Tenant's demising walls, partitions, furniture, fixtures, equipment, and all other improvements and betterments of or in the Premises, the live load of seventy (70) pounds per square foot shall not be exceeded at any time.

    24. Tenant shall not engage or pay any employees on the Premises, except those actually working for such Tenant on said Premises.

    25. Tenant shall not contract for any work or service which involves the employment of labor incompatible with the employees of the Building or with employees of contractors doing work or performing services by or on behalf of Landlord, or which would disturb harmonious labor relations.

    26. No bicycles, vehicles, animals, or birds of any kind (other than a seeing-eye dog for a blind person), shall be brought into or kept by Tenant in or about the Premises, the Building, or the Property.

    27. Tenant shall not do or commit, or suffer to be done or committed, any act or thing whereby, or in consequence whereof, the rights of other tenants will be obstructed or interfered with, or other tenants will in any other way be injured or annoyed, or whereby the Building will be damaged, nor shall Tenant cause or suffer to be caused any noise, vibrations, obnoxious odors, or electronic interference which disturbs other tenants, the operation of their equipment or the operation of any equipment in the Building (including, without limitation, radio, television reception). Tenant shall not suffer nor permit the Premises or any part thereof to be used in any manner or anything to be done therein nor suffer nor permit anything to be brought into or kept in the Premises which, in the judgment of Landlord, shall in any way impair or tend to materially impair the character, reputation, or appearance of the Building.

    28. Tenant shall not serve, nor permit the serving of alcoholic beverages in the Premises unless Tenant shall have procured Host Liquor Liability Insurance, issued by companies and in amounts reasonably satisfactory to Landlord, naming Landlord as an additional party insured.

    29. Except as otherwise explicitly permitted in its lease, Tenant shall not allow any open flames, cooking, the operation or conduct of any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others, install or permit the installation or use of any food, beverage, cigarette, cigar or stamp dispensing machine or permit the delivery of any food or beverage to the Premises, except by such persons delivering the same as shall be approved by Landlord.

    30. Any person in the Building will be subject to identification by employees and agents of Landlord. All persons in or entering Building shall be required to comply with the security policies of the Building. Tenant shall keep doors to unattended areas locked, and shall otherwise exercise reasonable precautions to protect property from theft, loss or damage. Landlord shall not be responsible for the theft, loss or damage of any property.

    31. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise for the safety of Tenants or Landlord and protection of property in the Building.

    32. Landlord shall, in no case, be responsible for the admission or exclusion of any person to or from the Building for access or for invasion, hostile attack, insurrection, mob violence, riot, public excitement or other commotion, explosion, fire or any casualty.

    33. Tenant shall immediately notify Landlord of any injury to a person or damage to property regardless of cause within the Premises and all public areas within the Building.

    34. Canvassing, soliciting, and peddling in the Building is prohibited and Tenant shall cooperate in preventing the same, and report all such activity to Landlord.

    35. Tenant, upon the termination of the tenancy, shall deliver to Landlord all of the keys, combinations to all locks, of offices, rooms and toilet rooms which shall have been furnished Tenant or which Tenant shall have made, and in the event of loss of any keys so furnished, Tenant shall pay Landlord the cost therefor.

    36. No smoking is permitted within the Premises or elsewhere in the Building by Tenant or any of its employees, agents, contractors or invitees. Without limiting the generality of the foregoing, no smoking is permitted upon the Property outside the Building within a distance of thirty (30) feet of any Building entrance.

    37. These Rules and Regulations shall be read in conjunction with the Lease and the Exhibits thereto. To the extent these Rules and Regulations are inconsistent with the remainder of the Lease and Exhibits, the Lease and other Exhibits shall control.

    38. Landlord may, by written notice to Tenant, promulgate additional rules and regulations, and/or modifications of the rules and regulations which are, in Landlord's judgment, desirable for the general safety, comfort and convenience of occupants and tenants in the Building. All such rules and regulations shall be deemed a part of this Lease, with the same effect as though written herein.

                                   EXHIBIT "D"
                                       TO
                            580 VIRGINIA DRIVE LEASE

                             CLEANING SPECIFICATIONS

IT IS THE INTENT OF THIS EXHIBIT THAT THE BUILDING BE KEPT NEAT AND CLEAN AT ALL TIMES. THE SPECIFICATIONS OUTLINED BELOW SHOULD, THEREFORE, BE REFERRED TO AS A MINIMUM STANDARD.

--------------------------------------------------------------------------------
General Cleaning five (5) nights per week, Sunday through Thursday nights, unless excluded by Union contract, and further, excluding Union Holidays.

NIGHTLY

            1. Empty and damp wipe all ash trays.

            2. Empty and dust wipe all waste receptacles.

            3. Place waste in bags and leave in designated area off Tenant's premises.

            4. Empty, clean and refill smoking urns as needed.

            5. Dust all areas within hand high reach; this includes window sills, wall ledges, chairs, desks, tables, baseboards, file cabinets, radiators, pictures and all manner of office furniture.

            6. Damp wipe all glass top desks and tables.

            7. Damp wipe spillage on furniture in lounges and lunch room areas.

            8. Sweep with treated cloths all composition tile flooring.

            9. Vacuum all carpeted areas and remove spots. Spot vacuum one night, full vacuum every other night.

            10. Sweep and wash rubber mats as necessary.

GENERAL OFFICE AREAS

Quarterly

                        Strip, scrub and wash all composition tile flooring.

HIGH DUSTING

Monthly

                        1. High dust all walls, ledges, pictures, anemostats and registers of public areas not reached in normal nightly cleaning.

                        2. High dust all walls, ledges, pictures, files, anemostats and registers of office areas not reached in normal nightly cleaning.

LIGHTS

Quarterly

                        Dust all lighting fixtures in public areas.

Yearly

                        1. Wash all lighting fixtures in public areas. (*)

                        2. Wash all lighting fixtures in office areas. (*)

                           (*) We would expect lighting fixtures to be dusted on tube replacement.

STAIRWAYS

Weekly

                           Sweep and dust stairways.

Monthly

                        1. Wash all stairways other than fire tower.

                        2. Sweep and dust fire tower stairways.

Semi-Annually

                           Wash fire tower stairways.

ELEVATOR & ESCALATORS

Weekly

                        1. Clean Passenger elevator saddles.

                        2. Clean Freight elevator saddles.

MISCELLANEOUS

Yearly

                           Wash marble walls.

AS NECESSARY

                           Snow removal.

DAY PORTER SERVICE

                        1. Police all public areas and men's toilets in Tenant's Premises twice daily.

                        2. Refill toilet room dispensers in Tenant's
                        Premises as needed twice daily.

                        3. Sweep sidewalks.

                        4. Remove fingermarks from entrance doors.

                        5. Set out foul whether mats when necessary.

DAY MATRON SERVICES (Twice during daily working hours)

                        1. Police ladies' restrooms in Tenant's Premises.

                        2. Refill all toilet room dispensers in Tenant's Premises, including sanitary napkins.

WINDOW CLEANING SERVICES (Weather and access permitting)

Daily

                        1. Clean entrance doors.

                        2. Clean glass in directors.

Every Three Months

                        1. Clean all exterior surfaces of exterior windows.

                        2. Clean clear interior partition glass. (*)

Every Six Months

                           Clean frosted interior partition glass. (*)

                           (*)  Spot clean all glass, if needed, by night

cleaning crew.

Annually

                        Clean all interior surfaces of exterior windows.

                                    EXHIBIT E

                                       To

                            580 Virginia Drive Lease

                         TENANT'S CONTRACTORS' INSURANCE

    Each of Tenant's contractors and subcontractors (herein collectively "Contractor") shall comply with the terms set forth in this Exhibit E, and any contract between Owner and Contractor and contain and/or comply with the following provisions:

I.  Insurance/Indemnification Provisions for Construction Contracts.

    A. INDEMNITY

       Contractor hereby agrees, to the extent permitted by law, to assume the entire responsibility and liability for and defense of and to pay and indemnify Landlord(s) and Manager against any loss, expense or liability and will hold them harmless from and pay any loss, damage, cost or expense (including, without limitation, judgments, attorney's fees, court costs and the cost of appellate proceedings), which Landlord(s) and Manager incur(s) because of injury to or death of any person or on account of damage to property, including loss of use thereof, or any other claim arising out of, in connection with or as a consequence of the performance of the Work, and/or any act or omission of the Contractor or any one for whose acts Contractor may be liable as it relates to the scope of this Contract. This indemnity shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for a Contractor or Subcontractor under workers' or workmen's compensation acts, disability benefit acts or other employee benefit acts. Contractor will purchase and maintain, or cause to be purchased and maintained, such insurance as will protect it from any costs and expenses relating to the foregoing, including, without limitation, contractual coverage covering the foregoing indemnity, and shall provide Landlord(s) and Manager with certificates evidencing same as set forth in the Insurance Schedule below.

        Contractor will purchase maintain such insurance as will protect it for this contractual indemnity.

    B.  INSURANCE TO BE PROVIDED BY CONTRACTOR

        Contractor shall before the commencement of any provision of this contract file, or cause to have filed, certificates with the Landlord(s) Manager, as outlined in the Insurance Schedule below showing existence of such insurance which insurance shall be subject to the Landlord's approval as to the adequacy of protection and compliance with this Contract and the satisfactory character of the Insurer. In the event that any of the required insurances are provided on claims-made forms, a copy of each policy, including Declarations Page showing the

Retroactive Date, shall be provided to the Landlord. Such insurance shall be placed with reputable insurance companies licensed to do business in the Commonwealth of Pennsylvania.

        Contractor shall maintain Worker's Compensation and Employer's Liability Insurance, Comprehensive General Liability, Comprehensive Automobile Liability and Umbrella Insurance in the amounts set forth in the Insurance Schedule below.

        Should the Contractor engage a Subcontractor(s), the same conditions applicable to the Contractor under this Contract apply to each Subcontractor, including, but not limited to the indemnity and insurance clauses.

                               INSURANCE SCHEDULE

        Prior to the commencement of any work Contractor shall obtain and maintain (or cause to be obtained and maintained) the following insurance, at its own expense, in amounts not less than those specified below:

               1.          Worker's Compensation insurance in
                           accordance with the laws of the Commonwealth of Pennsylvania.

               2. Employer's Liability insurance in an amount not less than $1,000,000.

               3. Comprehensive General Liability insurance on an occurrence form for: (a) bodily injury, and (b) property damage liability, with limits of $1,000,000 combined single limit, each occurrence. Such insurance policy shall include, but shall not be limited to: Comprehensive Form, Premises - Operation, Explosion, Collapse, Underground Hazard, Products/Completed Operations Hazard (two (2) years extension beyond completion of Project), Blanket Contractual Coverage (including coverage for the Indemnity Clauses provided under this Contract), Broad Form Property Damage, Independent Contractors, Personal Injury (employee exclusion deleted).

               4. Comprehensive Automobile Liability covering owned, hired, and non-owned vehicles with limits of $1,000,000 combined single limit each occurrence.

               5. Excess Liability (Umbrella) insurance with limits of $4,000,000. NOTE: SHOULD THE CONTRACTOR PROVIDE COMMERCIAL GENERAL AND/OR EXCESS LIABILITY INSURANCE, CONTRACTOR MUST ALSO PROVIDE ISO ENDORSEMENT GS-25-03-11-85, AMENDMENT OF LIMITS OF INSURANCE, (DESIGNATED PROJECT OR PREMISES) OR ITS EQUIVALENT.

        The above insurances (#3 through #5) shall, without liability on the part of Landlord(s) and Manager for premiums thereof include the following:

        A. Endorsement as Additional Named Insureds of:

                        a. Landlord(s) and Manager and their partners, directors, officers, employees, agents and representatives; and

                        b.   All other Indemnitees named in the Contract.

        B. Thirty (30) day prior notice of cancellation to each named insured.

        The above insurances shall each contain the following wording verbatim:

        Hub Properties Trust (Landlord(s)) and Manager, as Landlord's agent, are interested in the maintenance of these insurances and it is agreed that these insurances will not be canceled, materially changed or not renewed without at least a thirty (30) day advance written notice to the Landlord c/o REIT Management & Research, Inc., 400 Center Street, Newton, Massachusetts 02458.

        The Contractor shall secure, pay for, and maintain Property Insurance necessary for protection against loss of owned, borrowed, or rented capital equipment and tools, including any tools owned by employees, and any tools, equipment, stagings, towers, and forms owned, borrowed or rented by the Contractor. The requirement to secure and maintain such insurance is solely for the benefit of the Contractor. Failure of the Contractor to secure such insurance or to maintain adequate levels of coverage shall not obligate the Landlord or his agents and employees for any losses, and the Landlord and his agents and employees shall have no such liability. The insurance policy for such Contractor's insurance shall include a waiver of subrogation as follows:

        "It is agreed that, in no event, shall this insurance company have any right of recovery against the Landlord."

                        6. "All Risk" Builder's Risk Insurance: Waiver of Subrogation

                             Tenant agrees that its contract with the Contractor
                         shall expressly provide that the Contractor and its subcontractors waive all rights against the Landlord (the Landlord under this Lease) and all other Contractors and Subcontractors for damages caused by perils covered by the Builder's Risk insurance, to be obtained by Tenant as required by the Lease. The Contractor and their Subcontractors shall also waive all rights against the Landlord and all other contractors and subcontractors for loss or damage to any equipment used in connection with the Project and covered by any property insurance. If the policies of insurance refereed to in this Schedule require an endorsement to provide for continued coverage where there is a waiver of subrogation, the owners of such policies will cause them to be so endorsed at their expense and provide evidence of such endorsement to the other parties.

                                    EXHIBIT F

                                       To

                            580 Virginia Drive Lease

                                LETTER OF CREDIT

To [LANDLORD]

            Re:         Our Irrevocable Letter of Credit
                        No.____________________________

            We hereby establish our Irrevocable Letter of Credit No.____________ in your favor for the account of_______________________________________ up to an aggregate amount of $________________________________ which is available by your draft(s) at sight drawn on ______________________________Bank and accompanied by the following:

                        1. The original Letter of Credit and all amendments, if any.

                        2. Beneficiary's signed and notarized statement in the form of Annex "1" attached hereto which forms an integral part of this Letter of Credit.

            This Letter of Credit sets forth in the full the terms of our undertaking, and such undertaking shall not in any way be modified, amended or amplified by reference to any document, instrument or agreement referred to herein or in which this Letter of Credit is referenced to or to which this Letter of Credit relates, and any such reference any such document, instrument or agreement.

            Drafts drawn under this Letter of Credit must be marked:
"Drawn Under _______________________ Bank Letter of Credit No.__________________
 dated ________________________."

            Partial draws under this Letter of Credit are permitted.

            This Letter of Credit may be assigned by the Beneficiary, without our prior consent, to any successor in interest of Beneficiary including, without limitation, successors by purchase, merger, and foreclosure.

            We hereby engage with you that draft(s) drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon delivery of documents as specified above if presented to us on or before ____________________, when this Letter of Credit will expire. Drafts and documents to be [delivered/mailed] to [_______________________] Bank, [address].

            Unless otherwise expressly stated herein, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision, International Chamber of Commerce Paris France, Publication No. 500) and engages us in accordance with the terms thereof.

                                Very truly yours,
                                [BANK]

                                By:
                                   ---------------------------------------------
                                                   Authorized Officer

                                Name:
                                     -------------------------------------------

                                Title:
                                      ------------------------------------------
                                     - vi -

                                    ANNEX "1"
                                       to
                                LETTER OF CREDIT

COMMONWEALTH OF PENNSYLVANIA              :
                                          :
COUNTY OF___________________              :

            On this, the________ day of_______________ , 199___, before me, the subscriber, a notary public in and for the Commonwealth and County aforesaid, personally appeared ________________________, who being duly sworn according to law, represents, deposes and says:

                 1. He is a representative of [Landlord], a [__________ corporation], and is duly authorized to make the declaration contained herein.

                 2. [Landlord] is entitled to draw upon this Letter of Credit in the amount of $____________________ either (i) because this Letter of Credit will expire within twenty (20) business days or (ii) pursuant to the provisions of that certain Agreement of Lease, dated as of______________ , as amended, between_______________________, as Tenant and [_____________________ ],
as Landlord.

            Witness my hand and seal this day and year aforesaid.






-------------------------       ------------------------------------------------
Notary Public                   Signature of representative of [Landlord]
My Commission expires:

                                    EXHIBIT G

                                       To

                            580 Virginia Drive Lease

                             CONSTRUCTION DOCUMENTS

                                     - viii -